Exhibit 10.1

$700,000,000

REVOLVING CREDIT AGREEMENT

among

BUNGE LIMITED FINANCE CORP.,
as Revolving Borrower,

The Revolving Lenders from Time to Time Parties Hereto,

and

SUMITOMO MITSUI BANKING CORPORATION
as Revolving Administrative Agent

Dated as of May 1, 2018

Sumitomo Mitsui Banking Corporation, ABN AMRO Bank N.V. and ING Bank N.V.,
as Revolving Joint Lead Arrangers and Revolving Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	22

SECTION 2.	AMOUNT AND TERMS OF REVOLVING COMMITMENTS	23

2.1	Revolving Commitments	23
2.2	Procedure for Revolving Loan Borrowing	26
2.3	Extension Option.	27
2.4	Revolving Commitment Fees, etc.	30
2.5	Termination or Reduction of Revolving Commitments; Conversion to Pre-Export Facility	30
2.6	Prepayments	30
2.7	Interest Rate Conversion and Continuation Options	31
2.8	Limitations on LIBOR Borrowings	32
2.9	Interest Rates and Payment Dates	32
2.10	Computation of Interest and Fees	33
2.11	Inability to Determine Interest Rate	33
2.12	Pro Rata Treatment and Payments	34
2.13	Requirements of Law	36
2.14	Taxes	37
2.15	Indemnity	41
2.16	Change of Lending Office	42
2.17	Illegality	42
2.18	Replacement of Revolving Lenders	42
2.19	Judgment Currency	43

SECTION 3.	REPRESENTATIONS AND WARRANTIES	44

3.1	No Change	44
3.2	Existence; Compliance with Law	44
3.3	Power; Authorization; Enforceable Obligations	44
3.4	No Legal Bar	45
3.5	Litigation	45
3.6	No Default	45
3.7	Ownership of Property; Liens	45
3.8	Taxes	45
3.9	Federal Regulations	45
3.10	Investment Company Act; Other Regulations	46
3.11	No Subsidiaries	46
3.12	Use of Proceeds	46
3.13	Solvency	46
i

3.14	Limited Purpose	46
3.15	Financial Condition	46
3.16	Disclosure	47
3.17	Pari Passu	47
3.18	Sanctions	47

SECTION 4.	CONDITIONS PRECEDENT	47

4.1	Conditions to Effectiveness	47
4.2	Conditions to Each Revolving Loan	50

SECTION 5.	COVENANTS	51

5.1	Affirmative Covenants	51
5.2	Negative Covenants	54
5.3	Use of Websites	57

SECTION 6.	EVENTS OF DEFAULT	58

SECTION 7.	THE AGENTS	61

7.1	Appointment	61
7.2	Delegation of Duties	61
7.3	Exculpatory Provisions	61
7.4	Reliance by Revolving Administrative Agent	62
7.5	Notice of Default	62
7.6	Non-Reliance on Revolving Administrative Agent and Other Lenders	62
7.7	Indemnification	63
7.8	Revolving Administrative Agent in Its Individual Capacity	64
7.9	Successor Revolving Administrative Agent	64
7.10	Lead Arrangers and Bookrunners	64
7.11	Revolving Administrative Agent Communications	64

SECTION 8.	MISCELLANEOUS	65

8.1	Amendments and Waivers	65
8.2	Notices	66
8.3	No Waiver; Cumulative Remedies	67
8.4	Survival of Representations and Warranties	67
8.5	Payment of Expenses, Indemnities and Taxes	67
8.6	Successors and Assigns; Participations and Assignments	68
8.7	Adjustments; Set-off	72
8.8	Counterparts	73
8.9	Severability	73
8.10	Integration	73
8.11	GOVERNING LAW	74
8.12	Submission To Jurisdiction; Waivers	74

8.13	Acknowledgements	74
8.14	Confidentiality	75
8.15	WAIVERS OF JURY TRIAL	76
8.16	No Bankruptcy Petition Against the Revolving Borrower; Liability of the Revolving Borrower	76
8.17	Conversion of Approved Currencies into Dollars	76
8.18	U.S.A. Patriot Act	77
8.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	77

SCHEDULES:

1.1	Commitments
3.3	Consents, Authorizations, Filings and Notices

EXHIBITS:

A	Form of Guaranty Agreement
B-1	Form of Revolving Borrower Responsible Officer’s Certificate
B-2	Form of Revolving Borrower Secretary Certificate
B-3	Form of Guarantor Responsible Officer’s Certificate
B-4	Form of Guarantor Secretary Certificate
C	Form of Assignment and Acceptance
D-1	Form of Legal Opinion of Reed Smith LLP (Revolving Loan Documents)
D-2	Form of Legal Opinion of Reed Smith LLP (Transaction Documents)
D-3	Form of Legal Opinion of Conyers Dill & Pearman Limited
E	Form of Exemption Certificate
F	Form of Commitment Increase Supplement
G	Form of Additional Revolving Lender Supplement
H	Framework Agreement
I-1	Form of Funding Indemnity Letter
I-2	Form of Solvency Certificate

REVOLVING CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), dated as of May 1, 2018, among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Revolving Borrower”), the banks and other financial institutions or entities from time to time parties to this Agreement (the “Revolving Lenders”), and SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as administrative agent, joint lead arranger and joint bookrunner.

The parties hereto hereby agree as follows:

SECTION 1.     DEFINITIONS

1.1     Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  For the purposes of clause (c) above, the Revolving Administrative Agent shall assume that the reference LIBOR Loan would be denominated in Dollars.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by SMBC as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by SMBC in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the one month Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the one month Adjusted LIBO Rate, respectively.

“ABR Loans”:  Revolving Loans the rate of interest applicable to which is based upon the ABR.

“Act” as defined in Section 8.18.

“Additional Revolving Lender”: as defined in Section 2.1(b)(ii).

“Additional Revolving Lender Supplement”: as defined in Section 2.1(b)(ii).

“Affiliate”:  with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person.  For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Exposure”:  with respect to any Revolving Lender at any time, an amount equal to the amount of such Revolving Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, such Revolving Lender’s Revolving Loans then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of such Revolving Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Revolving Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 2.19(b).

“Annex X”:  Annex X (as amended, restated, supplemented or otherwise modified and in effect from time to time) attached to the Pooling Agreement.

“Applicable Creditor”: as defined in Section 2.19(b).

“Applicable Margin”:  the per annum rate set forth in the applicable row of the table below:

Rating	Spread
Level I	1.00%
Level II	1.10%
Level III	1.20%
Level IV	1.35%
Level V	1.70%

“Applicable Moody’s Rating”: the senior long-term unsecured debt rating that Moody’s provides of (i) the Guarantor or (ii) if Moody’s does not provide such a rating of the Guarantor, then the Master Trust or (iii) if Moody’s does not provide such a rating of the Guarantor or the Master Trust, then the Revolving Borrower.

“Applicable S&P Rating”: the senior long-term unsecured debt rating that S&P provides of (i) the Guarantor or (ii) if S&P does not provide such a rating of the Guarantor, then the Master Trust or (iii) if S&P does not provide such a rating of the Guarantor or the Master Trust, then the Revolving Borrower.

“Assignee”:  as defined in Section 8.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 8.6(c).

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to such Revolving Lender’s Revolving Commitment then in effect minus:

(a)	the principal amount of its outstanding Revolving Loans on such date; and

(b)
for purposes of Section 2.2 only, in relation to any proposed borrowing or Revolving Loan, the principal amount of any Revolving Loans that are due to be made by such Revolving Lender on or before the proposed Borrowing Date.

“BAFC”:  Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III”: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems”, “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III.”

“Basel IV”: the papers prepared by the Basel Committee on Banking Supervision (a) in January 2016 entitled “Minimum Capital Market Requirements”, (b) in March 2016 entitled “Revisions to the Standardised Approach for credit risk”, (c) in June 2016 entitled “Reducing variation in credit risk-weighted assets – constraints on the use of internal model approaches”, and (d) all other publications considered part of Basel IV, and in each case, as updated from time to time, or any rules, regulations, guidance, interpretations or directives promulgated or issued in connection therewith by any bank regulatory agency (whether or not having the force of law).

“Benefitted Revolving Lender”:  as defined in Section 8.7(a).

“BFE”:  Bunge Finance Europe B.V., a company organized under the laws of The Netherlands, and its successors and permitted assigns.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Borrower Account”:  any account established by or for the Revolving Borrower, other than the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness, any amounts paid pursuant to the Series 2002-1 VFC and all amounts received with respect to Hedge Agreements.

“Borrowing”: Revolving Loans of the same Type, made, converted or continued on the same date to the Revolving Borrower and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date”:  any Business Day specified by the Revolving Borrower as a date on which the Revolving Borrower requests the Revolving Lenders to make Revolving Loans hereunder.

“Borrowing Time”: as defined in Section 2.2.

“Bunge Funding”:  Bunge Funding, Inc., a Delaware corporation, and its successors and permitted assigns.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or São Paulo are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Stock”:  with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).

“Change in Control”:  the occurrence of any of the following:

(1)     the Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Guarantor then outstanding;

(2)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Guarantor; or

(3)     the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.

“Change in Law”:  as defined in Section 2.13.

“Code”:  the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Conduit Lender”:  any special purpose corporation organized and administered by any Revolving Lender for the purpose of making Revolving Loans otherwise required to be made by such Revolving Lender and designated by such Revolving Lender in a written instrument; provided, that the designation by any Revolving Lender of a Conduit Lender shall not relieve the designating Revolving Lender of any of its obligations to fund a Revolving Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Revolving Loan, and the designating Revolving Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 8.5 than the designating Revolving Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Revolving Lender”:  as defined in Section 2.3(c).

“Continuing Directors”: as of any date of determination, any member of the Board of Directors of the Guarantor who (a) was a member of such Board of Directors on the Revolving Closing Date; or (b) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion”: as defined in Section 2.5(b).

“Conversion Date”:  the date on which each of the conditions precedent set forth in the Framework Agreement have been satisfied.

“CRD IV/CRR”:  (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Daily Report”:  a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Section 5.1(o) of this Agreement, in substantially the form of Exhibit B attached to the Series 2002-1 Supplement.

“Declining Revolving Lender”:  as defined in Section 2.3(c).

“Default”:  any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Loan”:  any Purchased Loan with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least eight (8) days or more.

“Defaulting Lender”: any Revolving Lender that (a) has failed to fund any portion of its Revolving Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder (unless such Revolving Lender has indicated in writing to the Revolving Borrower or by public statement that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding a Revolving Loan under this Agreement cannot be satisfied), (b) has notified the Revolving Borrower or the Revolving Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding a Revolving Loan under this Agreement cannot be satisfied), (c) has otherwise failed to pay over to the Revolving Administrative Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) is insolvent, (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has become the subject of a Bail-In Action; provided, that a Revolving Lender shall not become a “Defaulting Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Revolving Lender or Person controlling such Revolving Lender or the exercise of control over a Revolving Lender or Person controlling such Revolving Lender by a Governmental Authority or instrumentality thereof.

“Delinquent Loan”:  any Purchased Loan (a) with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least one (1) day but not greater than seven (7) days or (b) as to which an Insolvency Event has occurred with respect to the related Obligor.

“Designated Obligors”:  the Guarantor and the Subsidiaries of the Guarantor set forth on Schedule IV to the Guaranty Agreement hereto (and their successors) and any other Subsidiaries of the Guarantor designated by the Guarantor from time to time that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement.  Notwithstanding the immediately preceding sentence, with the prior written consent of the Required Revolving Lenders (which consent shall not be unreasonably withheld), the Guarantor may from time to time identify the Guarantor and certain Subsidiaries that shall not be classified as Designated Obligors.

“Designated Website”: as defined in Section 5.3(a).

“Dollar Equivalent”:  on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other Master Trust Approved Currency, the equivalent in Dollars of such amount, determined by the Revolving Administrative Agent pursuant to Section 8.17 using the Rate of Exchange with respect to such currency on such date in effect under the provisions of such Section.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) any failure by any Plan to satisfy the minimum funding standards (of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, whether or not waived, the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Revolving Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Revolving Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Revolving Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the complete or partial withdrawal of the Revolving Borrower or any of its ERISA Affiliates from any Multiemployer Plan, or the receipt by the Revolving Borrower or any of its ERISA of any notice concerning the imposition of Withdrawal Liability; (g) the conditions for imposition of a Lien under Section 412 or 430(k) of the Code or Section 303(k) or 4068 of ERISA shall have been met with respect to any Plan; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (j) the receipt by the Revolving Borrower or any of its ERISA Affiliates of a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; or (k) the receipt by the Revolving Borrower or any of its ERISA Affiliates of a determination that a Multiemployer Plan is, or is expected to be, insolvent.

“EU Bail-In Legislation Schedule”: EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “EUR”:  the single lawful currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to a treaty establishing the European Union (as amended from time to time).

“Event of Default”:  any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient by or on account of any obligation of the Revolving Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Revolving Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Revolving Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Revolving Lender with respect to an applicable interest in a Revolving Loan pursuant to a law in effect on the date on which (i) such Revolving Lender acquires such interest in the Revolving Loan (other than pursuant to an assignment under Section 2.18) or (ii) such Revolving Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Revolving Lender’s assignor immediately before such Revolving Lender became a party hereto or to such Revolving Lender immediately before it changed its lending office, (c) Taxes attributable to the failure by the Revolving Lender to comply with Section 2.14(f) or 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order”:  Executive Order No. 13224 of September 23, 2011 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Extension Maturity Date”:  means the date falling up to twelve (12) Months after the Original Revolving Maturity Date as set forth in the Extension Request.

“Extension Request”:  as defined in Section 2.3(a).

“Extension Response Deadline”: as defined in Section 2.3(c).

“FATCA”:  (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable to and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and (b) any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of any law or regulation referred to in paragraph (a) above.

“FCPA”: as defined in Section 3.18(a).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SMBC from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  that certain $700,000,000 Amended and Restated Fee Letter, dated as of April 23, 2018, among the Revolving Borrower, the Guarantor and the Revolving Joint Lead Arrangers.

“Final Termination Date”: (a) the Conversion Date or (b) the Revolving Maturity Date, as applicable.

“Foreign Lender”: (a) if the Revolving Borrower is a U.S. Person, a Revolving Lender that is not a U.S. Person, and (b) if the Revolving Borrower is not a U.S. Person, a Revolving Lender that is resident or organized under the laws of a jurisdiction other than that in which the Revolving Borrower is resident for tax purposes.

“Framework Agreement”:  that certain Framework Agreement, dated as of the date hereof, by and among the Revolving Borrower, the Guarantor, the Pre-Export Borrowers, the Revolving Lenders, the Pre-Export Lenders, the Revolving Administrative Agent and the Pre-Export Administrative Agent, a copy of which is attached hereto as Exhibit H.

“Funding Indemnity Letter”:  a Funding Indemnity Letter, substantially in the form of Exhibit I-1.

“Funding Office”:  the office of the Revolving Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Revolving Administrative Agent as its funding office by written notice to the Revolving Borrower and the Revolving Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Members”:  the collective reference to the Revolving Borrower, the Guarantor and the Designated Obligors.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Revolving Borrower in good faith.

“Guarantor”:  Bunge Limited, a company incorporated under the laws of Bermuda, as guarantor pursuant to the Guaranty Agreement.

“Guaranty Agreement”:  the Guaranty to be executed and delivered by the Guarantor, substantially in the form of Exhibit A.

“Hedge Agreements”:  all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Termination Amounts”:  as the context requires hereunder, all amounts (i) due and owing by the Revolving Borrower or (ii) received by the Revolving Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Revolving Borrower.

“Increasing Lender”: as defined in Section 2.1(b)(ii).

“Indebtedness”:  as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Indemnified Liabilities”: as defined in Section 8.5.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Revolving Loan Party under any Revolving Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”: as defined in Section 8.5.

“Insolvency Event”:  as defined in Annex X to the Pooling Agreement.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Revolving Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three (3) Months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three (3) Months, each day that is three (3) Months, or a whole multiple thereof, after the first (1st) day of such Interest Period and the last day of such Interest Period and (d) as to any Revolving Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan, and ending one, two, three or six Months thereafter, as selected by the Revolving Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan, and ending one, two, three or six Months thereafter, as selected by the Revolving Borrower by irrevocable notice to the Revolving Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)     the Revolving Borrower may not select an Interest Period that would extend beyond the Revolving Maturity Date;

(iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)     the Revolving Borrower shall select Interest Periods so as not to require a payment or prepayment of the principal of any Revolving Loan during an Interest Period for such LIBOR Loan.

“Investor Certificateholder”:  as defined in Annex X to the Pooling Agreement.

“Judgment Currency”: as defined in Section 2.19(b).

“Level I”, “Level II”, “Level III”, “Level IV” and “Level V”:  the respective Level set forth below:

	S&P	Moody’s

Level I	A- or higher	A3 or higher
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+ or lower	Ba1 or lower

; provided, that if on any day the Applicable Moody’s Rating and the Applicable S&P Rating do not coincide for any rating category and the Level differential is (y) one level, then the higher (the highest level being Level I) of the Applicable S&P Rating or the Applicable Moody’s Rating will be the applicable Level; and (z) two or more Levels, the Level immediately below the higher of the two Levels will be the applicable Level; provided further that if on any day, (i) neither the Applicable Moody’s Rating nor the Applicable S&P Rating is available or (ii) any Default or Event of Default has occurred and is continuing, the applicable Level shall be Level V.

“LIBO Rate”:  (a) with respect to any Revolving Loan denominated in Dollars for each day during each Interest Period the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited, or a comparable or successor rate, which rate is approved by the Revolving Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Revolving Administrative Agent from time to time after consultation with the Revolving Borrower) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollars deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Revolving Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice and provided that if any such rate shall as determined above be a negative number the “LIBO Rate” shall be deemed to be zero;  provided further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the rate at which the Revolving Administrative Agent offers to place deposits in the currency of such borrowing for such Interest Period to major banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“LIBOR Borrowing”:  a Borrowing comprising of LIBOR Loans.

“LIBOR Loans”:  Revolving Loans the rate of interest applicable to which is based on the LIBO Rate.

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Mandatory CP Wind-Down Event”: as defined in Annex X to the Pooling Agreement.

“Marketing Period”: as defined in Section 4.1(m).

“Master Trust”:  the Bunge Master Trust created by the Pooling Agreement.

“Master Trust Approved Currency”:  Dollars, Euro, Sterling and Yen.

“Material Adverse Effect”:  (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Revolving Borrower or of the Guarantor and its consolidated Subsidiaries taken as a whole, (b) a material impairment of the collectibility of the Purchased Loans taken as a whole or (c) a material impairment of the validity or enforceability of this Agreement or any of the other Revolving Loan Documents or of the Transaction Documents or the rights or remedies of the Revolving Administrative Agent or the Revolving Lenders against the Revolving Borrower or the Guarantor hereunder or under the other Revolving Loan Documents.

“Month”: a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that (a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Monthly Settlement Statement”:  as defined in Annex X to the Pooling Agreement.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan”:  with respect to any Person, a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate of such Person is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Revolving Borrower or any of its ERISA Affiliates and at least one Person other than the Revolving Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Revolving Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Notes”:  the collective reference to any promissory note evidencing Revolving Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Revolving Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of the Revolving Borrower to the Revolving Administrative Agent or to any Revolving Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Revolving Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Revolving Administrative Agent or to any Revolving Lender that are required to be paid by the Revolving Borrower pursuant hereto) or otherwise.

“Obligor”:  as defined in Annex X to the Pooling Agreement.

“OFAC”: as defined in the definition of “Sanctions.”

“Original Revolving Maturity Date”:  the fifth (5th) anniversary of the Revolving Closing Date, or if such date is not a Business Day, the immediately preceding Business Day.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Revolving Loan Document, or sold or assigned an interest in any Revolving Loan or Revolving Loan Document).

“Other Lender”: as defined in Section 2.1(b)(i).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Revolving Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Pari Passu Indebtedness”:  the Dollar Equivalent of (i) Indebtedness for borrowed money, the proceeds of which are used to either increase the Series 2002-1 Invested Amount, refinance Indebtedness originally used for such purpose and/or pay expenses incurred in connection with this Agreement or any such other Indebtedness, and (ii) indebtedness incurred in connection with Hedge Agreements entered into in connection with the Revolving Loans hereunder and any Pari Passu Indebtedness described in clause (i) above, in each case which ranks not greater than pari passu (in priority of payment) with the Revolving Loans.

“Participant”:  as defined in Section 8.6(b).

“Participant Register”: as defined in Section 8.6(b).

“Payment Period”:  a period commencing on a date on which the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Revolving Loan Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Revolving Loans (with accrued interest thereon) and all such other amounts are paid in full by the Revolving Borrower or the Guarantor.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.

“Performing Lender”:  any Revolving Lender that is a Defaulting Lender solely as a result of the occurrence of an event described in clause (d) of the definition of Defaulting Lender that following such event continues to perform all of its obligations under this Agreement and any other Revolving Loan Document, and has not been replaced or repaid in accordance with Section 2.18(b).

“Permitted Indebtedness”:  (a) Indebtedness of the Revolving Borrower pursuant to this Agreement and (b) Pari Passu Indebtedness.

“Permitted Parties”:  as defined in Section 8.14.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  a Single Employer Plan or a Multiple Employer Plan.

“Pooling Agreement”:  the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Bunge Management Services, Inc., as servicer and the Trustee named therein, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Potential Series 2002-1 Early Amortization Event”:  an event which, with the giving of notice or the lapse of time or both, would constitute a Series 2002-1 Early Amortization Event.

“Pre-Export Administrative Agent”:  as defined in the Framework Agreement.

“Pre-Export Borrowers”:  as defined in the Framework Agreement.

“Pre-Export Credit Agreement”:  as defined in the Framework Agreement.

“Pre-Export Lenders”: as defined in the Framework Agreement.

“Purchased Loans”:  as defined in Annex X to the Pooling Agreement.

“Rate of Exchange”:  as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11:00 A.M., New York time, for the purchase of (as the context shall require) any other Master Trust Approved Currency with any other Master Trust Approved Currency on such date.

“Recipient”:  (a) the Revolving Administrative Agent, (b) any Revolving Lender and (c) any other recipient of a payment under this Agreement.

“Register”:  as defined in Section 8.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Replacement Revolving Lender”:  as defined in Section 2.3(e).

“Required Bank Information”: (a) the financial statements required to be delivered pursuant to Section 4.1(h) and (b) other information customarily delivered by the Revolving Borrower for the preparation of the customary information memorandum.

“Required Revolving Lenders”:  at any time, the holders of more than 50% of the Aggregate Exposure Percentage.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers.

“Restricted Person”: a Person that is (a) listed on, or owned 50% or more by or controlled by a Person listed on any applicable Sanctions List; or (b) located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is the target of any applicable country-wide Sanctions.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The term “controlled” has the meaning correlative thereto.

“Revolving Administrative Agent”:  Sumitomo Mitsui Banking Corporation, together with its Affiliates, as an arranger of the Revolving Commitments and as the administrative agent for the Revolving Lenders under this Agreement and the other Revolving Loan Documents, together with any of its successors.

“Revolving Borrower”:  as defined in the preamble hereto.

“Revolving Borrower Permitted Lien”:  Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Revolving Borrower.

“Revolving Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is May 1, 2018.

“Revolving Commitment”:  as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans in a principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $700,000,000.

“Revolving Commitment Fee Rate”:  the rate per annum set forth in the applicable row of the table below:

Rating	Revolving Commitment Fee Rate
Level I	0.10%
Level II	0.125%
Level III	0.15%
Level IV	0.20%
Level V	0.25%

“Revolving Commitment Increase Supplement”: as defined in Section 2.1(b)(ii).

“Revolving Commitment Period”:  the period from and including the Revolving Closing Date to the earlier of (a) the Conversion Date, (b) the date that is thirty (30) days prior to the Revolving Maturity Date or (c) the date of termination of the Revolving Commitments in accordance with the terms hereof.

“Revolving Joint Bookrunners”: as of the Revolving Closing Date, SMBC, ABN AMRO Bank N.V. and ING Bank, N.V.

“Revolving Joint Lead Arrangers”: as of the Revolving Closing Date, SMBC, ABN Bank N.V. and ING Bank, N.V.

“Revolving Lender Affiliate”:  (a) any Affiliate of any Revolving Lender, (b) any Person that is administered or managed by any Revolving Lender or any Affiliate of any Revolving Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Revolving Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Revolving Lender or by an Affiliate of such Revolving Lender or investment advisor.

“Revolving Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Revolving Lenders shall be deemed to include any Conduit Lender.

“Revolving Loan”:  any loan made by any Revolving Lender pursuant to this Agreement.

“Revolving Loan Documents”:  this Agreement, the Notes, the Framework Agreement, the Guaranty Agreement, the Fee Letter and any other documents and/or agreements delivered or entered into in connection with the foregoing and therein identified as such.

“Revolving Loan Parties”:  each Group Member that is a party to a Revolving Loan Document.

“Revolving Maturity Date”:  the Original Revolving Maturity Date or, in respect of Consenting Revolving Lenders (and Replacement Revolving Lenders, if applicable), if the extension option under Section 2.3 has been exercised, the Extension Maturity Date, as applicable.

“S&P”:  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sale Agreement”: the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding, as Buyer, Bunge Finance Limited, a Bermuda company, as a Seller, and Bunge Finance North America, Inc., a Delaware corporation, as a Seller, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Sanctions”:  any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the relevant authorities of Switzerland; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (together “Sanctions Authorities”).

“Sanctions Authorities”:  as defined in the definition of “Sanctions.”

“Sanctions List”:  the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.

“Series”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Accrued Interest”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Allocated Loan Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Collection Subaccount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Early Amortization Event”: as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Invested Amount”: as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Supplement”: the Seventh Amended and Restated Series 2002-1 Supplement to the Pooling Agreement, dated as of May 13, 2016, among the Revolving Borrower, Bunge Funding, Bunge Management Services, Inc., as Servicer and The Bank of New York Mellon, as Trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Series 2002-1 VFC”: the interest in the Master Trust created and authorized pursuant to the Series 2002-1 Supplement and the Pooling Agreement that is designated as the “Series 2002-1 VFC Certificate” pursuant to the Series 2002-1 Supplement.

“Servicer”:  Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).

“Servicing Agreement”: the Third Amended and Restated Servicing Agreement, dated as of December 23, 2003, among Bunge Funding, the Servicer, and The Bank of New York Mellon, as Trustee, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time.

“Single Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Revolving Borrower or any of its ERISA Affiliates and no Person other than the Revolving Borrower and its ERISA Affiliates or for which the Revolving Borrower or any of its ERISA Affiliates has liability, whether direct or contingent for which the Revolving Borrower or any of its ERISA Affiliates has liability, whether director or contingent or (b) was so maintained and in respect of which the Revolving Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SMBC”:  as defined in the preamble.

“Solvency Certificate”:  a Solvency Certificate, substantially in the form of Exhibit I-2.

“Solvent”:  with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sterling”:  the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Revolving Borrower.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Commitments”:  at any time, the aggregate amount of all Revolving Lenders’ Revolving Commitments then in effect.

“Total Revolving Loans”:  at any time, the aggregate principal amount of the Revolving Loans of the Revolving Lenders outstanding at such time.

“Transaction Documents”: the collective reference to the Pooling Agreement, the Series 2002-1 Supplement, the Series 2002-1 VFC, the Sale Agreement and the Servicing Agreement.

“Transferee”:  any Assignee or Participant.

“Trustee”:  as defined in Annex X to the Pooling Agreement.

“Type”:  as to any Revolving Loan, its nature as an ABR Loan or a LIBOR Loan.

“United States”:  the United States of America.

“U.S. Borrower”: any Revolving Borrower that is a U.S. Person.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”:  any Revolving Loan Party and the Revolving Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen”:  the lawful currency of Japan.

1.2     Other Definitional Provisions.

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Revolving Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Revolving Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  Notwithstanding any other provision contained herein or in the other Revolving Loan Documents, all terms of an accounting or financial nature used herein and in the other Revolving Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Revolving Loan Documents shall be made, and prepared:

(i)  in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in the Revolving Loan Documents (and all defined terms used in the definition of any accounting term used in the Revolving Loan Documents below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to herein and in the other Revolving Loan Documents.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in any Revolving Loan Document, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to the applicable Revolving Loan Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Revolving Borrower’s, the Guarantor’s or any of their Subsidiaries’ financial statements at the time; provided, that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(ii)  without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Revolving Borrower, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent a change in GAAP occurs (whether or not such change is, as of the date hereof, already scheduled to occur after the date hereof) which results in operating leases being treated or classified as capital leases or which reclassifies capital leases using different terminology (e.g., as “finance leases”), such change shall not be given effect under the Revolving Loan Documents (including, without limitation, in any computation of financial covenants), and the Revolving Borrower shall continue to provide financial reporting which differentiates between operating leases and capital leases, in each case in accordance with GAAP as in effect on the date hereof.

SECTION 2.     AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1     Revolving Commitments.

(a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in an aggregate Dollar Equivalent principal amount at any one time outstanding which does not exceed the amount of such Revolving Lender’s Revolving Commitment.  The Revolving Borrower shall not request and no Revolving Lender shall be required to make any Revolving Loan if, after making such Revolving Loan, the Total Revolving Loans would exceed the Total Revolving Commitments then in effect.  During the Revolving Commitment Period, the Revolving Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.11, each Revolving Loan shall be either an ABR Loan or a LIBOR Loan, as determined by the Revolving Borrower and notified to the Revolving Administrative Agent in accordance with Section 2.2 and Section 2.7.  The Revolving Borrower shall repay all outstanding Revolving Loans not later than the Final Termination Date.

(b)  (i)     Notwithstanding anything to the contrary contained in this Agreement, the Revolving Borrower may request from time to time that the aggregate Revolving Commitments hereunder be increased by an aggregate amount not to exceed $100,000,000.  The Revolving Borrower may (A) request one or more of the Revolving Lenders to increase the amount of its Revolving Commitment (which request shall be in writing and sent to the Revolving Administrative Agent to forward to such Revolving Lender or Revolving Lenders) and/or (B) arrange for one or more banks or financial institutions not a party hereto (an “Other Lender”) to become parties to and Revolving Lenders under this Agreement; provided that the identification and arrangement of each Other Lender to become a party hereto and a Revolving Lender under this Agreement shall be made in consultation with the Revolving Administrative Agent.  In no event may any Revolving Lender’s Revolving Commitment be increased without the prior written consent of such Revolving Lender, and the failure of any Revolving Lender to respond to the Revolving Borrower’s request for an increase shall be deemed a rejection by such Revolving Lender of the Revolving Borrower’s request.  The aggregate Revolving Commitments of all Revolving Lenders hereunder may not be increased if, at the time of any proposed increase hereunder, a Default or Event of Default has occurred and is continuing.  Notwithstanding anything contained in this Agreement to the contrary, no Revolving Lender shall have any obligation whatsoever to increase the amount of its Revolving Commitment, and each Revolving Lender may at its option, unconditionally and without cause, decline to increase its Revolving Commitment.

(ii)  If any Revolving Lender is willing, in its sole and absolute discretion, to increase the amount of its Revolving Commitment hereunder (such a Revolving Lender hereinafter referred to as an “Increasing Lender”), it shall enter into a written agreement to that effect with the Revolving Borrower and the Revolving Administrative Agent, substantially in the form of Exhibit F (a “Revolving Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Revolving Commitment of such Increasing Lender.  Upon the effectiveness of such Increasing Lender’s increase in Revolving Commitment, Schedule 1.1 shall, without further action, be deemed to have been amended appropriately to reflect the increased Revolving Commitment of such Increasing Lender.  Any Other Lender which is willing to become a party hereto and a Revolving Lender hereunder (and which arrangement to become a party hereto and a Revolving Lender hereunder has been consulted by the Revolving Borrower with the Revolving Administrative Agent) shall enter into a written agreement with the Revolving Borrower and the Revolving Administrative Agent, substantially in the form of Exhibit G (an “Additional Revolving Lender Supplement”), which agreement shall specify, among other things, its agreement to be a party as a Revolving Lender hereunder, its Revolving Commitment hereunder and its agreement to be a party to the Framework Agreement as a Revolving Lender and a Pre-Export Lender and a party to the Pre-Export Credit Agreement as a Pre-Export Lender.

When such Other Lender becomes a Revolving Lender hereunder as set forth in the Additional Revolving Lender Supplement, Schedule 1.1 shall, without further action, be deemed to have been amended as appropriate to reflect the Revolving Commitment of such Other Lender.  Upon the execution by the Revolving Administrative Agent, the Revolving Borrower and such Other Lender of such Additional Revolving Lender Supplement, such Other Lender shall (x) become and be deemed a party hereto and a “Revolving Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations as a Revolving Lender set forth in this Agreement, and its Revolving Commitment shall be the amount specified in its Additional Revolving Lender Supplement, (y) become and be deemed a party to the Pre-Export Credit Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy all rights and assume all obligations as a Pre-Export Lender set forth in the Pre-Export Credit Agreement and (z) become and be deemed a party to the Framework Agreement and a “Revolving Lender” and a “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy all rights and assume all obligations as a Revolving Lender and a Pre-Export Lender set forth in the Framework Agreement.  Each Other Lender which executes and delivers an Additional Revolving Lender Supplement and becomes a party hereto and a “Revolving Lender” hereunder pursuant to such Additional Revolving Lender Supplement is hereinafter referred to as an “Additional Revolving Lender.”

(iii)  In no event shall an increase in a Revolving Lender’s Revolving Commitment or the Revolving Commitment of an Other Lender become effective until the Revolving Administrative Agent shall have received an acknowledgement and consent from the Guarantor that the Guaranty Agreement remains valid and enforceable.  In no event shall an increase in a Revolving Lender’s Revolving Commitment or the Revolving Commitment of an Other Lender which results in the aggregate Revolving Commitments of all Revolving Lenders hereunder exceeding the amount which is authorized at such time in resolutions previously delivered to the Revolving Administrative Agent become effective until the Revolving Administrative Agent shall have received a copy of a customary legal opinion, in form and substance satisfactory to the Revolving Administrative Agent, and the resolutions, in form and substance satisfactory to the Revolving Administrative Agent, of the Board of Directors of the Guarantor authorizing the borrowings by the Revolving Borrower contemplated pursuant to such increase, certified by the Secretary or an Assistant Secretary of the Guarantor.  Upon the effectiveness of the increase in a Revolving Lender’s Revolving Commitment or the Revolving Commitment of an Other Lender pursuant to the preceding sentence and execution by an Increasing Lender of a Revolving Commitment Increase Supplement or by an Additional Revolving Lender of an Additional Revolving Lender Supplement, the Revolving Borrower shall make such borrowing from such Increasing Lender or Additional Revolving Lender, and/or shall make such prepayment of outstanding Revolving Loans, as shall be required to cause the aggregate outstanding Dollar Equivalent principal amount of Revolving Loans owing to each Revolving Lender (including each such Increasing Lender and Additional Revolving Lender) to be proportional to such Revolving Lender’s share of the aggregate Revolving Commitments hereunder after giving effect to any increase thereof.

The Revolving Borrower agrees to indemnify each Revolving Lender and to hold each Revolving Lender harmless from any loss or expense incurred as a result of any such prepayment in accordance with Section 2.13, as applicable.

(iv)  No Other Lender may become an Additional Revolving Lender unless an Additional Revolving Lender Supplement (or counterparts thereof) has been signed by such bank or financial institution and which Additional Revolving Lender Supplement has been agreed to and acknowledged by the Revolving Borrower and acknowledged by the Revolving Administrative Agent.  No consent of any Revolving Lender or acknowledgment of any of the other Revolving Lenders hereunder shall be required therefor.  In no event shall the Revolving Commitment of any Revolving Lender be increased by reason of any bank or financial institution becoming an Additional Revolving Lender, or otherwise, but the aggregate Revolving Commitments hereunder shall be increased by the amount of each Additional Revolving Lender’s Revolving Commitment.  Upon any Revolving Lender entering into a Revolving Commitment Increase Supplement or any Additional Revolving Lender becoming a party hereto, the Revolving Administrative Agent shall notify each other Revolving Lender thereof and shall deliver to each Revolving Lender a copy of the Additional Revolving Lender Supplement executed by such Additional Revolving Lender and agreed to and acknowledged by the Revolving Borrower and acknowledged by the Revolving Administrative Agent, and the Revolving Commitment Increase Supplement executed by such Increasing Lender and agreed to and acknowledged by the Revolving Borrower and acknowledged by the Revolving Administrative Agent.

2.2     Procedure for Revolving Loan Borrowing.  The Revolving Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided, that the Revolving Borrower shall give the Revolving Administrative Agent irrevocable notice (which notice must be received by (a) the Revolving Administrative Agent prior to 10:00 A.M., New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans or (b) the Revolving Administrative Agent prior to 10:00 A.M., New York City time, one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of LIBOR Loans, the length of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount), and (y) in the case of LIBOR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Revolving Borrower, the Revolving Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Revolving Administrative Agent for the account of the Revolving Borrower at the Funding Office prior to 2:00 P.M., New York City time (the “Borrowing Time”), on the Borrowing Date requested by the Revolving Borrower, in each case in funds immediately available in Dollars to the Revolving Administrative Agent.  Such borrowing will then be made available at 2:00 P.M., New York City time on the Borrowing Date to the Revolving Borrower by the Revolving Administrative Agent crediting the account of the Revolving Borrower on the books of such office with the aggregate of the amounts made available to the Revolving Administrative Agent by the Revolving Lenders and in like funds as received by the Revolving Administrative Agent.  Should any such borrowing notice from the Revolving Borrower indicate an account on the books of another bank or financial institution, the Revolving Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.

2.3     Extension Option.

(a)  Extension Request.  Subject to the limitations in Section 2.3(h), the Revolving Borrower shall be entitled to request one time that the Original Revolving Maturity Date be extended for an additional period of up to twelve (12) Months by giving notice (the “Extension Request”) to the Revolving Administrative Agent not less than thirty (30) days before the Original Revolving Maturity Date.

(b)  Notification of Extension Request.  The Revolving Administrative Agent shall promptly notify the Revolving Lenders of any Extension Request as soon as practicable after receipt thereof.

(c)  Revolving Lenders’ Response to Extension Request.

(i)  Each Revolving Lender may, in its sole discretion, agree to any Extension Request (each such lender, a “Consenting Revolving Lender”) by providing notice to the Revolving Administrative Agent on or before the date falling fifteen (15) days after the Revolving Administrative Agent’s receipt of such Extension Request (the “Extension Response Deadline”).

(ii)  The Revolving Commitment of each Consenting Revolving Lender will be extended for the period applicable to it and referred to in such Extension Request; provided that the Required Revolving Lenders have agreed to such extension.

(iii)  If any Revolving Lender:

(A)	fails to reply to an Extension Request before the Extension Response Deadline; or

(B)	declines an Extension Request by the Extension Response Deadline,

(in each case, a “Declining Revolving Lender”), its Revolving Commitment will not be extended.

(d)  Form of Extension Request.  Each Extension Request shall be made in writing and be irrevocable.

(e)  Replacement of Declining Revolving Lenders.

(i)  The Revolving Administrative Agent shall notify the Revolving Borrower and the Revolving Lenders no later than one (1) Business Day after the Extension Response Deadline of the details of which Revolving Lenders are Consenting Revolving Lenders and which Revolving Lenders are Declining Revolving Lenders.

(ii)  If the Revolving Administrative Agent notifies the Revolving Borrower that the Required Revolving Lenders are Consenting Lenders and there are one or more Declining Revolving Lenders, the Revolving Borrower may, on fifteen (15) days’ notice to the Revolving Administrative Agent replace a Declining Revolving Lender by requiring such Declining Revolving Lender to (and such Declining Revolving Lender shall) transfer, pursuant to Section 8.6, all (and not only part) of its rights and obligations under this Agreement, the Framework Agreement and the Pre-Export Credit Agreement to a Consenting Revolving Lender or another bank, financial institution, trust fund or other entity (to the extent not a Consenting Revolving Lender, a “Replacement Revolving Lender”) selected by the Revolving Borrower which is acceptable to the Revolving Administrative Agent (acting reasonably) which confirms its willingness to assume and does assume all the rights and obligations of such Declining Revolving Lender for a purchase price in cash payable at the time of transfer at least equal to the principal amount of such Declining Revolving Lender’s participation in outstanding Revolving Loans under this Agreement and all accrued interest, costs and other amounts then due to the Declining Revolving Lender at such time.

(iii)  The replacement of a Declining Revolving Lender pursuant to this Section 2.3(e) shall be subject to the following conditions:

(A)	none of the Revolving Administrative Agent, any Revolving Joint Lead Arranger or any Revolving Lender shall have any obligation to find a Replacement Revolving Lender;

(B)	such replacement must take place by no later than the Original Revolving Maturity Date;

(C)
in no event shall the relevant Declining Revolving Lender be required to pay or surrender to the relevant Replacement Revolving Lender any of the fees or other amounts received by such Declining Revolving Lender pursuant to the Revolving Loan Documents prior to the date of such replacement; and

(D)
any Assignment and Acceptance executed by the relevant Declining Revolving Lender and the relevant Replacement Revolving Lender shall include a confirmation from the Replacement Revolving Lender that (x) it has agreed to the extension of the Original Revolving Maturity Date, requested by the Revolving Borrower in accordance with this Section 2.3 and to become and be deemed a party to this Agreement and a “Revolving Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations of the Declining Revolving Lender as a Revolving Lender set forth in this Agreement, (y) it has agreed to become and be deemed a party to the Framework Agreement and a “Revolving Lender” and “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy all rights and assume all obligations of the Declining Revolving Lender as a Revolving Lender and Pre-Export Lender set forth in the Framework Agreement and (z) it has agreed to become and be deemed a party to the Pre-Export Credit Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy all the rights and assume all obligations of the Declining Revolving Lender as a Pre-Export Lender set forth in the Pre-Export Credit Agreement.

(f)  Reduction of Facility.  If, with respect to any Extension Request, (i) the Required Revolving Lenders agree to such extension, (ii) there are any Declining Revolving Lenders and (iii) such Declining Revolving Lenders cannot be replaced pursuant to Section 2.3(e), then (x) all outstanding principal, interest and other amounts payable to the Declining Revolving Lenders shall be repaid on the then current Final Termination Date (without giving effect to the extension of the Original Revolving Maturity Date) and the Total Revolving Commitments will be automatically reduced by each such Declining Revolving Lender’s Revolving Commitment on the last date of the then current Revolving Commitment Period (without giving effect to the extension of the Original Revolving Maturity Date) once such repayment has been made.

(g)  Extension of the Facility. The then current Revolving Maturity Date of this Agreement will be extended to the Extension Maturity Date, in an aggregate amount equal to the sum of the aggregate Revolving Commitments of the Consenting Revolving Lenders (together with the aggregate Revolving Commitments of the Replacement Revolving Lenders, if applicable). For the avoidance of doubt, the aggregate Revolving Commitments in respect of which the Original Revolving Maturity Date has been extended under this clause shall not exceed the Total Revolving Commitments.

(h)  Limitations.  No more than one (1) Extension Request may be given.  For the avoidance of doubt, the Revolving Maturity Date cannot extend beyond the date falling six (6) years after the Revolving Closing Date.  In addition, no extension pursuant to this Section 2.3 shall be effective unless the Required Revolving Lenders are Consenting Revolving Lenders with respect to such extension.

(i)  Conditions Precedent to an Extension.  The extension of the Revolving Commitment of each Consenting Revolving Lender shall be subject to the following conditions precedent:

(i)  Representations and Warranties.  The representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on and as of such date of extension; provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.10, 3.11, 3.13, 3.14 and 3.15 shall be true and correct in all respects as of such date of extension.

(ii)  No Series 2002-1 Early Amortization Event, Potential Series 2002-1 Early Amortization Event or Event of Default.  No Series 2002-1 Early Amortization Event, Potential Series 2002-1 Early Amortization Event or Event of Default shall have occurred and be continuing as of such date of extension.

2.4     Revolving Commitment Fees, etc.

(a)  The Revolving Borrower agrees to pay to the Revolving Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender that is not a Performing Lender) a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at a rate per annum equal to for each day during such period the Revolving Commitment Fee Rate on such day, on the amount of the Available Revolving Commitment of such Revolving Lender on such day, payable quarterly in arrears on the last day of each March, June, September and December and on the Final Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)  The Revolving Borrower agrees to pay to the Revolving Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Revolving Borrower and the Revolving Administrative Agent.

2.5     Termination or Reduction of Revolving Commitments; Conversion to Pre-Export Facility .

(a)  The Revolving Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Revolving Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Loans would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to at least $1,000,000 or any larger whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

(b)  At any time prior to the Revolving Maturity Date, the Revolving Borrower shall have the right to convert the Revolving Commitments to commitments of the Pre-Export Lenders under the Pre-Export Credit Agreement in accordance with, and subject to the satisfaction of, the terms and conditions set forth in the Framework Agreement (the “Conversion”).  Upon Conversion, the Revolving Commitments hereunder will automatically be terminated and all of the Revolving Loan Documents shall automatically terminate.

2.6     Prepayments.

(a)  The Revolving Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Revolving Administrative Agent no later than (i) 10:00 A.M., New York City time, three (3) Business Days prior thereto, in the case of LIBOR Loans and (ii) 10:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or ABR Loans; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Revolving Borrower shall also pay any amounts owing pursuant to Section 2.15.  Upon receipt of any such notice the Revolving Administrative Agent shall promptly notify each relevant Revolving Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount equal to at least $1,000,000 or any larger whole multiple thereof.

(b)  If, on any day, the sum of the aggregate outstanding principal amount of the Revolving Loans hereunder and Pari Passu Indebtedness (after converting all such amounts into the then Dollar Equivalent thereof) exceeds the then current Series 2002-1 Invested Amount outstanding under the Series 2002-1 VFC (after giving effect to any increases or decreases therein on such day), the Revolving Borrower shall prepay Revolving Loans and/or Pari Passu Indebtedness in an amount sufficient to comply with Section 5.2(a).  Any such prepayment of Revolving Loans pursuant to this Section 2.6(b) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Revolving Borrower shall also pay any amounts owing pursuant to Section 2.15.

(c)  If, on any date, the Total Loans outstanding on such date exceed the Total Revolving Commitments in effect on such date, the Revolving Borrower immediately shall prepay the Revolving Loans in the amount of such excess.  Any such prepayment of Revolving Loans pursuant to this Section 2.6(c) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Revolving Borrower shall also pay any amounts owing pursuant to Section 2.15.

2.7     Interest Rate Conversion and Continuation Options.

(a)  The Revolving Borrower may elect from time to time to convert LIBOR Loans to ABR Loans by giving the Revolving Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto.  The Revolving Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Revolving Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., New York City time, on the fourth (4th) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Revolving Administrative Agent or the Required Revolving Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Revolving Administrative Agent shall promptly notify each relevant Revolving Lender thereof.

(b)  Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Revolving Borrower giving irrevocable notice to the Revolving Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans; provided, that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Revolving Administrative Agent has or the Required Revolving Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Revolving Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, any such LIBOR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Revolving Administrative Agent shall promptly notify each relevant Revolving Lender thereof.

2.8     Limitations on LIBOR Borrowings.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the LIBOR Loans comprising each LIBOR Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (b) no more than fifteen (15) LIBOR Borrowings shall be outstanding at any one time.

2.9     Interest Rates and Payment Dates.

(a)  Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the LIBO Rate determined for such day plus (ii) the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin minus (iii) one percent (1%).

(c)  During the continuance of an Event of Default all outstanding Revolving Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two percent (2%).  If all or a portion of any interest payable on any Revolving Loan or any commitment fee or other amount payable hereunder (other than any amount to which the preceding sentence is applicable) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the interest rate then applicable to the ABR Loans plus two percent (2%) from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10     Computation of Interest and Fees.

(a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Revolving Administrative Agent shall as soon as practicable notify the Revolving Borrower and the relevant Revolving Lenders of each determination of a LIBO Rate.  Any change in the interest rate on a Revolving Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Revolving Administrative Agent shall as soon as practicable notify the Revolving Borrower and the relevant Revolving Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on any Revolving Loan (or portion of a Revolving Loan) for the day on which such Revolving Loan is paid.  For purposes of calculating accrued interest on all Revolving Loans, interest shall accrue on the first day of each Interest Period, but not the last day of such period.

(b)  Each determination of an interest rate by the Revolving Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Revolving Borrower and the Revolving Lenders in the absence of manifest error.  The Revolving Administrative Agent shall, at the request of the Revolving Borrower, deliver to the Revolving Borrower a statement showing the quotations used by the Revolving Administrative Agent in determining any interest rate pursuant to Sections 2.6(a) and (b).

2.11     Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for a LIBOR Loan:

(a)     the Revolving Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Revolving Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b)      the Revolving Administrative Agent shall have received notice from the Required Revolving Lenders that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lenders (as conclusively certified by such Revolving Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Revolving Administrative Agent shall give telecopy or telephonic notice thereof to the Revolving Borrower and the relevant Revolving Lenders as soon as practicable thereafter.  If such notice is given, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Revolving Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Revolving Borrower have the right to convert Revolving Loans to LIBOR Loans.

2.12     Pro Rata Treatment and Payments.

(a)  Each borrowing by the Revolving Borrower from the Revolving Lenders hereunder shall be made pro rata according to the respective Revolving Commitments of the Revolving Lenders.  Except as otherwise provided in Section 2.18(b), any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Commitments of the Revolving Lenders.  Each payment by the Revolving Borrower on account of any commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Revolving Commitments of the Revolving Lenders for such period; provided, that the Revolving Borrower shall not be obligated to pay any commitment fee owed to a Revolving Lender with respect to any period during which such Revolving Lender became a Defaulting Lender, and such Defaulting Lender’s Available Revolving Commitment shall not be included in the calculation of the commitment fees owed to the Revolving Lenders that are not Defaulting Lenders during such period, unless in either case such Revolving Lender remains a Performing Lender during such period.

(b)  Except as otherwise provided in Section 2.18(b), each payment (including each prepayment) by the Revolving Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)  All payments (including prepayments) to be made by the Revolving Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Revolving Administrative Agent, for the account of the Revolving Lenders, at the Funding Office, in immediately available funds.  The Revolving Administrative Agent shall distribute such payments to the Revolving Lenders promptly upon receipt in like funds as received.  If any payment (other than payments on the LIBOR Loans) hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Revolving Administrative Agent shall have been notified in writing by any Revolving Lender prior to the Borrowing Time on a Borrowing Date that such Revolving Lender will not make the amount that would constitute its share of such borrowing on such date available to the Revolving Administrative Agent, the Revolving Administrative Agent may assume that such Revolving Lender has made such amount available to the Revolving Administrative Agent on such Borrowing Date, and the Revolving Administrative Agent may, but shall not be so required to, in reliance upon such assumption, make available to the Revolving Borrower a corresponding amount.  If such amount is not made available to the Revolving Administrative Agent by the required time on such Borrowing Date, and if the Revolving Administrative Agent makes such corresponding amount available to the Revolving Borrower, then such Revolving Lender shall pay to the Revolving Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Revolving Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Revolving Lender makes such amount immediately available to the Revolving Administrative Agent.  A certificate of the Revolving Administrative Agent submitted to any Revolving Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If the Revolving Administrative Agent makes such Revolving Lender’s share of such borrowing available to the Revolving Borrower, and if such Revolving Lender’s share of such borrowing is not made available to the Revolving Administrative Agent by such Revolving Lender within three (3) Business Days after such Borrowing Date, the Revolving Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Revolving Borrower.  The failure of any Revolving Lender to make any Revolving Loan on any Borrowing Date shall not relieve any other Revolving Lender of its obligation hereunder to make a Revolving Loan on such Borrowing Date pursuant to the provisions contained herein, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Loan to be made by such other Revolving Lender on any Borrowing Date.

(e)  Unless the Revolving Administrative Agent shall have been notified in writing by the Revolving Borrower prior to the date of any payment due to be made by the Revolving Borrower hereunder that the Revolving Borrower will not make such payment to the Revolving Administrative Agent, the Revolving Administrative Agent may assume that the Revolving Borrower is making such payment, and the Revolving Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Revolving Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Revolving Administrative Agent by the Revolving Borrower within three (3) Business Days after such due date, the Revolving Administrative Agent shall be entitled to recover, on demand, from each Revolving Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Revolving Administrative Agent or any Revolving Lender against the Revolving Borrower.

2.13     Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Revolving Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (a “Change in Law”):

(i)  shall subject any Revolving Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to any Revolving Loan Document;

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Revolving Lender that is not otherwise included in the determination of the LIBO Rate; or

(iii)  shall impose on such Revolving Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Revolving Lender, by an amount that such Revolving Lender deems to be material, of making, converting into, continuing or maintaining any LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Revolving Borrower shall promptly pay such Revolving Lender, upon its demand, any additional amounts necessary to compensate such Revolving Lender for such increased cost or reduced amount receivable.  If any Revolving Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Revolving Borrower (with a copy to the Revolving Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Revolving Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Revolving Lender or any corporation controlling such Revolving Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Revolving Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Revolving Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Revolving Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Revolving Lender to be material, then from time to time, after submission by such Revolving Lender to the Revolving Borrower (with a copy to the Revolving Administrative Agent) of a written request therefor, the Revolving Borrower shall pay to such Revolving Lender such additional amount or amounts as will compensate such Revolving Lender or such corporation for such reduction; provided, that the Revolving Borrower shall not be required to compensate a Revolving Lender pursuant to this paragraph for any amounts incurred more than six Months prior to the date that such Revolving Lender notifies the Revolving Borrower of such Revolving Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-Month period shall be extended to include the period of such retroactive effect.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Revolving Lender to the Revolving Borrower (with a copy to the Revolving Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Revolving Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(d) Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or Basel IV, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (iii) CRD IV/CRR and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

2.14     Taxes.

(a)  All payments made by or on behalf of the Revolving Borrower under this Agreement or any other Revolving Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Revolving Administrative Agent or any Revolving Lender, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Revolving Borrower to the Revolving Administrative Agent or such Revolving Lender shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Revolving Administrative Agent or such Revolving Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)  In addition, the Revolving Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Revolving Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Whenever any Indemnified Taxes are payable by a Revolving Loan Party, as promptly as possible thereafter the Revolving Loan Party shall send to the Revolving Administrative Agent for its own account or for the account of the relevant Revolving Lender, as the case may be, a certified copy of an original official receipt received by the Revolving Loan Party showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Revolving Administrative Agent.

(d)  The Revolving Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of, calculation of and circumstances giving rise to such payment or liability delivered to the Revolving Borrower by a Revolving Lender (with a copy to the Revolving Administrative Agent), or by the Revolving Administrative Agent on its own behalf or on behalf of a Revolving Lender, shall be conclusive absent manifest error.

(e)  Each Revolving Lender shall severally indemnify the Revolving Administrative Agent, within ten (10) days after demand therefor, for the full amount of (i) any Indemnified Taxes or Other Taxes that are attributable to such Revolving Lender and that are payable or paid by the Revolving Administrative Agent (but only to the extent that Revolving Borrower has not already indemnified the Revolving Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Revolving Borrower to do so), and (ii) any Taxes attributable to such Revolving Lender’s failure to comply with the provisions of Section 8.6(b) relating to the maintenance of a Participant Register, together with all reasonable costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Revolving Lender by the Revolving Administrative Agent shall be conclusive absent manifest error. Each Revolving Lender hereby authorizes the Revolving Administrative Agent to set off and apply any and all amounts at any time owing to such Revolving Lender under any Revolving Loan Document or otherwise payable by the Revolving Administrative Agent to the Revolving Lender from any other source against any amount due to the Revolving Administrative Agent under this paragraph (e).

(f)  (i) Any Revolving Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Revolving Loan Document shall deliver to the Revolving Borrower and the Revolving Administrative Agent, at the time or times reasonably requested by the Revolving Borrower or the Revolving Administrative Agent, such properly completed and executed documentation reasonably requested by the Revolving Borrower or the Revolving Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Revolving Lender, if reasonably requested by the Revolving Borrower or the Revolving Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Revolving Borrower or the Revolving Administrative Agent as will enable the Revolving Borrower or the Revolving Administrative Agent to determine whether or not such Revolving Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), Section 2.12(f)(ii)(B) and Section 2.12(g) below) shall not be required if in the Revolving Lender’s reasonable judgment such completion, execution or submission would subject such Revolving Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Revolving Lender.

(ii)  Without limiting the generality of the foregoing, in the event that the Revolving Borrower is a U.S. Borrower, (A) any Revolving Lender that is a U.S. Person shall deliver to the Revolving Borrower and the Revolving Administrative Agent on or prior to the date on which such Revolving Lender becomes a Revolving Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Revolving Borrower or the Revolving Administrative Agent), executed copies of IRS Form W-9 certifying that such Revolving Lender is exempt from U.S. federal backup withholding tax; (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Revolving Borrower and the Revolving Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Revolving Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Revolving Borrower or the Revolving Administrative Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Revolving Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Revolving Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Revolving Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Revolving Borrower and the Revolving Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Revolving Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Revolving Borrower or the Revolving Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Revolving Borrower or the Revolving Administrative Agent to determine the withholding or deduction required to be made.

(g)  If a payment made to a Revolving Lender under any Revolving Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Revolving Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Revolving Lender shall deliver to the Revolving Borrower and the Revolving Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Revolving Borrower or the Revolving Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Revolving Borrower or the Revolving Administrative Agent as may be necessary for the Revolving Borrower and the Revolving Administrative Agent to comply with their obligations under FATCA and to determine that such Revolving Lender has complied with such Revolving Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this Section, a Revolving Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver.

(h)  Each Revolving Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Revolving Borrower and the Revolving Administrative Agent in writing of its legal inability to do so.

(i)  If the Revolving Administrative Agent or a Revolving Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Revolving Borrower or with respect to which the Revolving Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Revolving Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Revolving Borrower under this Section 2.14 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Revolving Administrative Agent or such Revolving Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Revolving Borrower agrees to pay, upon the request of the Revolving Administrative Agent or such Revolving Lender, the amount paid over to the Revolving Borrower pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Revolving Administrative Agent or such Revolving Lender in the event that the Revolving Administrative Agent or such Revolving Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.14(i) shall not be construed to require the Revolving Administrative Agent or a Revolving Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Revolving Borrower.

(i)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.15     Indemnity.  The Revolving Borrower agrees to indemnify each Revolving Lender for, and to hold each Revolving Lender harmless from, any loss or expense that such Revolving Lender may sustain or incur as a consequence of (a) default by the Revolving Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Revolving Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Revolving Borrower in making any prepayment of or conversion from LIBOR Loans after the Revolving Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any LIBOR Loan other than on the last day of an Interest Period with respect thereto as the result of a request by the Revolving Borrower pursuant to Section 2.18(a); provided, however, that the Revolving Borrower shall not be obligated to indemnify a Defaulting Lender that is not a Performing Lender for any such loss or expense (incurred while such Revolving Lender was a Defaulting Lender) related to the prepayment or assignment of any LIBOR Loan owed to such Defaulting Lender.

Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Revolving Lender) that would have accrued to such Revolving Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the Revolving Borrower by any Revolving Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

2.16     Change of Lending Office.  Each Revolving Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Revolving Lender, it will, if requested by the Revolving Borrower, use reasonable efforts (subject to overall policy considerations of such Revolving Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Revolving Lender, cause such Revolving Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Revolving Borrower or the rights of any Revolving Lender pursuant to Section 2.13 or 2.14(a).

2.17     Illegality.  If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall, in the reasonable opinion of counsel to any Revolving Lender, make it unlawful for such Revolving Lender to make or maintain any LIBOR Loan, then such Revolving Lender may, by notice to the Revolving Borrower (with notice to the Revolving Administrative Agent), immediately declare that such LIBOR Loan shall be due and payable.  The Revolving Borrower shall repay any such LIBOR Loan declared so due and payable in full on the last day of the Interest Period applicable thereto or earlier if required by law, together with accrued interest thereon.  Each Revolving Lender will promptly notify the Revolving Borrower and the Revolving Administrative Agent of any event of which such Revolving Lender has knowledge which would entitle it to repayment pursuant to this Section 2.17 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Revolving Lender, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Revolving Lender.

2.18     Replacement of Revolving Lenders.  (a)   The Revolving Borrower shall be permitted to replace any Revolving Lender that requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Revolving Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a), (iv) the replacement financial institution shall purchase, at par, in immediately available funds, all Revolving Loans and other amounts owing to such replaced Revolving Lender on or prior to the date of replacement, (v) the Revolving Borrower shall be liable to such replaced Revolving Lender under Section 2.15 if any LIBOR Loan owing to such replaced Revolving Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Revolving Lender, shall be reasonably satisfactory to the Revolving Administrative Agent, (vii) the replaced Revolving Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Revolving Borrower shall be obligated to pay the registration and processing fee referred to therein) and (viii) the Revolving Borrower shall remain liable to such replaced Revolving Lender for all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be.

(b)  The Revolving Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Revolving Loans and other amounts owing to such replaced Revolving Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Revolving Lender, shall be reasonably satisfactory to the Revolving Administrative Agent, (v) the replaced Revolving Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Revolving Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Revolving Borrower, the Revolving Administrative Agent or any other Revolving Lender shall have against the replaced Revolving Lender.  To the extent the Revolving Borrower is unable to replace any Defaulting Lender with a replacement financial institution, the Revolving Borrower may, to the extent that the reduction in the Total Revolving Commitments provided for in this sentence does not cause the Total Revolving Commitments to fall below the outstanding Revolving Loans, remove such Defaulting Lender by repaying such Defaulting Lender’s outstanding Revolving Loans and reducing the Total Revolving Commitments by an amount equal to such Defaulting Lender’s Revolving Commitment.

2.19     Judgment Currency

(a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of the Revolving Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Revolving Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss.  The obligations of the Revolving Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 3.     REPRESENTATIONS AND WARRANTIES

To induce the Revolving Administrative Agent and the Revolving Lenders to enter into this Agreement and to make the Revolving Loans, the Revolving Borrower hereby represents and warrants to the Revolving Administrative Agent and each Revolving Lender that:

3.1     No Change.  Since December 31, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.2     Existence; Compliance with Law.  The Revolving Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3     Power; Authorization; Enforceable Obligations.  The Revolving Borrower has the power and authority, and the legal right, to make, deliver and perform the Revolving Loan Documents to which it is a party and to obtain Revolving Loans hereunder.  The Revolving Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Revolving Loan Documents to which it is a party and to authorize the Revolving Loans on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Revolving Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Revolving Loan Documents to which the Revolving Borrower is a party, except consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.  Each Revolving Loan Document to which the Revolving Borrower is a party has been duly executed and delivered on behalf of the Revolving Borrower.  This Agreement constitutes, and each other Revolving Loan Document to which the Revolving Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Revolving Borrower, enforceable against the Revolving Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4     No Legal Bar.  The execution, delivery and performance of this Agreement and the other Revolving Loan Documents to which the Revolving Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Revolving Borrower and will not result in, or require, the creation or imposition of any Lien (other than any Revolving Borrower Permitted Lien) on any of the Revolving Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to the Revolving Borrower could reasonably be expected to have a Material Adverse Effect.

3.5     Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Revolving Borrower, threatened by or against the Revolving Borrower or against any of its properties or revenues (a) with respect to any of the Revolving Loan Documents to which the Revolving Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.6     No Default.  The Revolving Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.7     Ownership of Property; Liens.  The Revolving Borrower has good title to all its property, and none of such property is subject to any Lien other than Revolving Borrower Permitted Liens.

3.8     Taxes.  The Revolving Borrower has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Revolving Borrower).  No tax Lien (other than any Revolving Borrower Permitted Lien) has been filed, and, to the knowledge of the Revolving Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.9     Federal Regulations.  No part of the proceeds of any Revolving Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable margin regulations of the Board.  If requested by any Revolving Lender or the Revolving Administrative Agent, the Revolving Borrower will furnish to the Revolving Administrative Agent and each Revolving Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.10     Investment Company Act; Other Regulations.  The Revolving Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  The Revolving Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.11     No Subsidiaries.  The Revolving Borrower has no direct or indirect Subsidiaries.

3.12     Use of Proceeds.  The proceeds of the Revolving Loans shall be used solely to (i) make advances to the Guarantor or any of its Subsidiaries (indirectly by making advances under the Series 2002-1 VFC), (ii) repay Permitted Indebtedness outstanding from time to time or (iii) pay expenses incurred in connection with this Agreement and any Pari Passu Indebtedness.

3.13     Solvency.  Each Revolving Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.14     Limited Purpose.  The Revolving Borrower is a single purpose entity that was formed for the sole purpose of (i) holding the Series 2002-1 VFC, (ii) borrowing under the Revolving Commitments hereunder, (iii) incurring Pari Passu Indebtedness and (iv) entering into Hedge Agreements in connection with the Revolving Commitments hereunder and such Pari Passu Indebtedness.  Other than cash derived from Hedge Agreements and distributions of Series 2002-1 Accrued Interest and Series 2002-1 Invested Amount to the Revolving Borrower under the Series 2002-1 VFC, which cash shall be used by the Revolving Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2002-1 VFC), the Series 2002-1 VFC is the sole asset of the Revolving Borrower.

3.15     Financial Condition.  The balance sheet of the Revolving Borrower as at December 31, 2017 and the related statements of income for the fiscal year ended on such date, reported on by the Revolving Borrower’s independent public accountants, copies of which have heretofore been furnished to the Revolving Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Revolving Borrower as at such date, and the results of operations for the fiscal year then ended.  Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

3.16     Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Revolving Borrower to SMBC in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Revolving Borrower represents only that such information was prepared in good faith by the management of the Revolving Borrower on the basis of assumptions believed by such management to be reasonable as of the time made.

3.17     Pari Passu.  All of the Revolving Borrower’s Obligations under the Revolving Loan Documents rank pari passu with the claims of all its other unsecured and unsubordinated creditors (other than any such claims that are preferred by mandatory provisions of law).

3.18     Sanctions.

(a)  The Revolving Borrower is, to the extent applicable, in compliance with Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.

(b)  The Revolving Borrower is not, and no director or senior officer of the Revolving Borrower is, any of the following:

(i)  a Restricted Person;

(ii)  a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Person; or

(iii)  a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

SECTION 4.     CONDITIONS PRECEDENT

4.1     Conditions to Effectiveness.  This Agreement shall become effective on the first day on which all of the following conditions have been satisfied:

(a)     Revolving Credit Agreement; Guaranty Agreement; Funding Indemnity Letter; Solvency Certificate; Framework Agreement.  The Revolving Administrative Agent shall have received (i) this Agreement executed and delivered by the Revolving Administrative Agent, the Revolving Borrower and each Person listed on Schedule 1.1, (ii) the Guaranty Agreement, executed and delivered by the Guarantor, (iii) the Funding Indemnity Letter Agreement, executed and delivered by the Revolving Borrower and the Guarantor, (iv) the Solvency Certificate, executed and delivered by the President or Treasurer of the Revolving Borrower and agreed to and acknowledged by the Revolving Administrative Agent and (v) the Framework Agreement, executed and delivered by the Revolving Borrower, the Pre-Export Borrowers, the Revolving Lenders, the Pre-Export Lenders, the Revolving Administrative Agent and the Pre-Export Administrative Agent.

(b)     Fees.  The Revolving Lenders and the Revolving Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Revolving Closing Date.

(c)     Closing Certificates; Good Standing Certificates.  The Revolving Administrative Agent shall have received (i) a Responsible Officer’s certificate of the Revolving Borrower, dated the Revolving Closing Date, substantially in the form of Exhibit B-1 and a secretary’s certificate of the Revolving Borrower, dated the Revolving Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments satisfactory in form and substance to the Revolving Administrative Agent, including (A) the certificate of incorporation of the Revolving Borrower, certified by the relevant authority of the jurisdiction of organization of the Revolving Borrower, and the bylaws of the Revolving Borrower, (B) Board of Directors resolutions in respect of the Revolving Loan Documents to which the Revolving Borrower is a party, and (C) incumbency certificates with respect to the Revolving Borrower, (ii) a Responsible Officer’s certificate of the Guarantor, dated the Revolving Closing Date, substantially in the form of Exhibit B-3 and a certificate of the secretary or assistant secretary of the Guarantor, dated the Revolving Closing Date, substantially in the form of Exhibit B-4, with appropriate insertions and attachments satisfactory in form and substance to the Revolving Administrative Agent, including (A) the certificate of incorporation and memorandum of association of the Guarantor and the bye-laws of the Guarantor, (B) Board of Directors resolutions in respect of the Revolving Loan Documents to which the Guarantor is a party, and (C) incumbency certificates with respect to the Guarantor, and (iii) a good standing certificate (or similar certificate) for each of the Revolving Borrower and the Guarantor from their respective jurisdictions of organization.

(d)     Legal Opinions.  The Revolving Administrative Agent shall have received the following executed legal opinions:

(i)     the legal opinion of Reed Smith LLP, New York counsel to the Revolving Borrower and New York counsel to the Guarantor, with respect to the Revolving Loan Documents and the Pre-Export Credit Agreement substantially in the form of Exhibit D-1;

(ii)     the legal opinion of Reed Smith LLP, New York counsel to the Revolving Borrower and New York counsel to the Guarantor, with respect to the Transaction Documents substantially in the form of Exhibit D-2; and

(iii)     the legal opinion of Conyers Dill & Pearman Limited, Bermuda special legal counsel to the Guarantor, substantially in the form of Exhibit D-3.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Revolving Administrative Agent may reasonably require.

(e)     Representations and Warranties.  Each of the representations and warranties made by any Revolving Loan Party in or pursuant to the Revolving Loan Documents shall be true and correct in all material respects on and as of such date; provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14, 3.15, 3.16, 3.17 and 3.18 shall be true and correct in all respects as of such date.

(f)     Compliance with Laws.  The Revolving Administrative Agent shall have received evidence reasonably satisfactory to it that the business conducted and proposed to be conducted by the Revolving Borrower and the Guarantor is in compliance with all Requirements of Law and regulations and that all registrations, filings and licenses and/or consents required to be obtained by the Revolving Borrower or the Guarantor, as the case may be, in connection therewith have been made or obtained and are in full force and effect.

(g)     No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event.  No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing.

(h)     Guarantor Financials.  The Revolving Administrative Agent shall have received (i) audited consolidated financial statements of the Guarantor for its three most recent fiscal years ended at least ninety (90) days prior to the Revolving Closing Date, and (ii) unaudited consolidated financial statements for each of its fiscal quarters ended after the date of its most recent audited consolidated financial statements and at least forty-five (45) days before the Revolving Closing Date.

(i)     Guarantor, Master Trust and Revolving Borrower Rating.  The Revolving Administrative Agent shall have received evidence reasonably satisfactory to it that the Guarantor’s long-term unsecured debt rating or senior implied rating, as applicable, is at least “BBB-” by S&P and either the Master Trust’s or the Revolving Borrower’s long-term unsecured debt rating is at least “Baa3” by Moody’s.

(j)     No Default.  No Default or Event of Default shall have occurred and be continuing.

(k)     Know Your Customer and Anti-Money Laundering.  The Revolving Administrative Agent shall have received, with respect to the Revolving Borrower, at least fifteen (15) Business Days prior to the Revolving Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act, in each case requested in writing by the Revolving Administrative Agent at least twenty (20) Business Days prior to the Revolving Closing Date.

(l)     No Adverse Change to Syndicated Loan Market.  No event or circumstance shall have occurred and be continuing on such date that has adversely affected or could adversely affect the international or any relevant domestic syndicated loan market which, in the reasonable opinion of the Revolving Joint Lead Arrangers, could materially prejudice syndication of the facility provided under this Agreement.

(m)     Marketing Period.  The Revolving Joint Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least fifteen (15) consecutive Business Days following receipt of the Required Bank Information to seek to syndicate the facility provided under this Agreement; provided, that the Marketing Period shall not be required to be consecutive to the extent it would include May 28, 2018, July 2-6, 2018 or September 3, 2018 (such days to be excluded for the purpose of calculating, but shall not reset, the Marketing Period); provided, further that if the Revolving Borrower in good faith reasonably believes that it has delivered the Required Bank Information, it may deliver to the Revolving Joint Lead Arrangers a written notice stating the date the Revolving Borrower believes it completed any such delivery, in which case the Revolving Borrower shall be deemed to have delivered the Required Bank Information as of the date of delivery of such notice unless the Revolving Joint Lead Arrangers in good faith reasonably believe that the Revolving Borrower has not completed delivery of the Required Bank Information, and within three (3) Business Days after the receipt of such notice by the Revolving Borrower, any of the Revolving Joint Lead Arrangers delivers a written notice to the Revolving Borrower stating with specificity what information the Revolving Borrower has not delivered; provided, further that after the date of commencement of the Marketing Period, the subsequent delivery of any financial statements required pursuant to Section 4.1(h) shall not result in the “restart” of the Marketing Period.

4.2     Conditions to Each Revolving Loan.  The agreement of each Revolving Lender to make any Revolving Loan requested to be made by it on any date (including its initial Revolving Loan) is subject to the satisfaction of the following conditions precedent:

(a)     Borrowing Request.  The Revolving Borrower shall have delivered to the Revolving Administrative Agent an irrevocable notice pursuant to Section 2.2.

(b)     Representations and Warranties.  Each of the representations and warranties made by any Revolving Loan Party in or pursuant to the Revolving Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.10, 3.11, 3.13, 3.14, 3.15 and 3.18 shall be true and correct in all respects on and as of such date as if made on and as of such date.

(c)     No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Loans requested to be made on such date.

(d)     No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event.  No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing on such date or after giving effect to the Revolving Loans requested to be made on such date.

Each borrowing by the Revolving Borrower hereunder shall constitute a representation and warranty by the Revolving Borrower as of the date of such Revolving Loan that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.     COVENANTS

While this Agreement is in effect (i.e., until all indebtedness and other amounts payable by the Revolving Borrower hereunder have been paid in full and the Revolving Lenders no longer have any Revolving Commitments hereunder), the Revolving Borrower agrees that:

5.1     Affirmative Covenants.  The Revolving Borrower shall:

(a)  Provide the Revolving Administrative Agent all information that the Revolving Administrative Agent may reasonably request in writing concerning the business of the Revolving Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Revolving Borrower’s fiscal year.

(b)  Furnish or cause to be furnished to the Revolving Administrative Agent prompt written notice of the filing or commencement of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority against or affecting the Revolving Borrower that could reasonably be expected to result in a Material Adverse Effect.

(c)  Furnish or cause to be furnished to the Revolving Administrative Agent in sufficient number for each Revolving Lender, copies of all (i) Daily Reports prepared by the Servicer pursuant to Section 5.1(o), (ii) notices of Series 2002-1 Early Amortization Events and (iii) Monthly Settlement Statements; provided that the documents set forth in clauses (i) and (iii) above shall be provided only upon the request of the Revolving Administrative Agent or the Required Revolving Lenders.

(d)  Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Revolving Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Revolving Borrower.

(e)  Comply with all Requirements of Law (other than as relating to Sanctions, in which case Sections 5.1(p) and 5.2(p) apply) except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Revolving Loan Documents.

(f)  Advise the Revolving Administrative Agent of the occurrence of each Default or Event of Default as promptly as practicable after the Revolving Borrower becomes aware of any such Default or Event of Default, along with full details of any steps it has taken or intends to take to remedy or mitigate the effect of such Default or Event of Default .

(g)  Furnish to the Revolving Administrative Agent in sufficient number for each Revolving Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Revolving Borrower, audited financial statements consisting of the balance sheet of the Revolving Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Revolving Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Revolving Borrower in accordance with GAAP consistently applied.

(h)  Furnish to the Revolving Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Revolving Borrower, unaudited financial statements consisting of a balance sheet of the Revolving Borrower as at the end of such quarter and a statement of income and retained earnings and of cash flow for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Revolving Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

(i)  Furnish, or cause to be furnished, to the Revolving Administrative Agent together with the financial statements required pursuant to clause (g) and clause (h) a certificate of a Responsible Officer of the Revolving Borrower stating (i) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Revolving Borrower, (ii) that the Revolving Borrower is in compliance with Section 5.1(k) and (iii) all information and calculations necessary for determining compliance by the Revolving Borrower with Section 5.2(a) as of the last day of the fiscal quarter or fiscal year of the Revolving Borrower, as the case may be.

(j)  (i) Except as otherwise permitted by the Revolving Loan Documents, preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(k)  Either (1) use the proceeds from the Revolving Loans hereunder to make advances to the Guarantor or any of its Subsidiaries (indirectly by making advances under the Series 2002-1 VFC), (2) use the proceeds from the Revolving Loans hereunder to repay Permitted Indebtedness outstanding from time to time or (3) use the proceeds from the Revolving Loans hereunder to pay expenses incurred in connection with this Agreement and any Pari Passu Indebtedness.

(l)  Provide to the Revolving Administrative Agent the following notices and documents (provided that, solely with respect to clauses (i), (ii) and (iii) below, the Revolving Borrower shall only be obligated to provide such notices and documents to the extent that any of the events or occurrences described in such clauses is reasonably expected to result in a material liability):

(i)     promptly and in any event within ten (10) days after the Revolving Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the President or Treasurer of the Revolving Borrower or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Revolving Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)     promptly and in any event within two (2) Business Days after receipt thereof by the Revolving Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii)      promptly and in any event within five (5) Business Days after receipt thereof by the Revolving Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Revolving Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above; and

(iv) promptly upon request, copies of (A) any documents described in Section 101(k) of ERISA that the Revolving Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Revolving Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Revolving Borrower or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Revolving Administrative Agent, which request shall not be more frequent than once during any twelve (12) Month period, the Revolving Borrower or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.

(m)  On each day after the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Revolving Loan Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2002-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2002-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Revolving Loan Documents.

(n)  At the direction of the Revolving Administrative Agent or the Required Revolving Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the Trustee under the Master Trust when the Revolving Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the Trustee under the Master Trust.

(o)  On each Business Day on which a Revolving Loan is made, cause the Servicer to submit a Daily Report to the Revolving Borrower and to the Trustee under the Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.

(p)  Promptly upon a Responsible Officer of the Revolving Borrower becoming aware that the Revolving Borrower has received formal notice that it has become subject to any action or investigation under any Sanctions, the Revolving Borrower shall, to the extent permitted by law, supply to the Revolving Administrative Agent details of any such action or investigation.

(q)  Upon the reasonable request of the Revolving Administrative Agent, the Revolving Borrower shall promptly provide to the Revolving Administrative Agent the information so requested, to the extent such information is available to the Revolving Borrower, in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case in accordance with the Revolving Borrower’s past practices.

(r)  Furnish or cause to be furnished to the Revolving Administrative Agent at the end of each fiscal year of the Pre-Export Borrowers a compliance certificate on behalf of the Pre-Export Borrowers detailing calculations of certain covenants that the Pre-Export Borrowers will be required to comply with pursuant to Section 5.1(p)(vii) and Section 5.4 of the Pre-Export Credit Agreement; provided, that, for the avoidance of doubt, the failure of the Pre-Export Borrowers to be in compliance with such financial covenants set forth in the Pre-Export Credit Agreement during the term of this Agreement shall not constitute a Default or Event of Default hereunder.

5.2     Negative Covenants.  The Revolving Borrower will not:

(a)  Permit the Series 2002-1 Allocated Loan Amount to be less than the arithmetic product of:

(i)  adding (A) the aggregate principal amount of and accrued interest on the Total Revolving Loans outstanding hereunder and (B) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Revolving Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Revolving Borrower);

(ii)  and deducting therefrom the aggregate Dollar Equivalent amount of any Master Trust Approved Currencies (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Revolving Borrower) on deposit in any Borrower Account or the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), that are unconditionally available to repay the aggregate amount of the Indebtedness and interest accrued thereon described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a) (or with respect to the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2002-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on the Total Revolving Loans and other Pari Passu Indebtedness described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a)).

(b)  Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2002-1 VFC, whether now owned or hereafter acquired, other than Revolving Borrower Permitted Liens.

(c)  Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.

(d)  Except as contemplated by the Revolving Loan Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

(e)  Enter into any merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset, or engage in any transaction which would result in the Revolving Borrower ceasing to be, directly or indirectly, a wholly-owned Subsidiary of Guarantor.

(f)  Enter into or be a party to any agreement or instrument other than the Revolving Loan Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness.

(g)  Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in Section 8.16.

(h)  Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Revolving Administrative Agent.

(i)  Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Revolving Loan Documents and the Transaction Documents.

(j)  Amend its certificate of incorporation or bylaws without the prior written consent of the Revolving Administrative Agent.

(k)  Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this Section 5.2(k).  Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated with ten (10) Business Days’ prior written notice to the Revolving Administrative Agent, but without the consent of the Revolving Administrative Agent or the Revolving Lenders; provided such amendment, waiver, supplement or restatement does not (A) render the Series 2002-1 VFC subordinate in payment to any other Series under the Master Trust or otherwise adversely discriminate against the Series 2002-1 VFC relative to any other Series under the Master Trust, (B) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on or in respect of the Series 2002-1 VFC, (C) change the definition of, the manner of calculating, or in any way the amount of, the interest of the Revolving Borrower in the assets of the Master Trust, (D) change the definitions of “Eligible Loans”, “Eligible Obligor”, “Series 2002-1 Allocated Loan Amount”, “Series 2002-1 Invested Amount” or “Series 2002-1 Target Loan Amount” in Annex X or, to the extent used in such definitions, other defined terms used in such definitions, (E) result in an Event of Default, (F) change the ability of the Trustee to declare the Purchased Loans to be immediately due and payable or the ability of the Revolving Administrative Agent or the Required Revolving Lenders to directly or indirectly require the Trustee to do so, (G) following the occurrence and during the continuation of a Mandatory CP Wind-Down Event, increase the Series 2002-1 Maximum Invested Amount, or (H) effect any amendment that would cause or permit the Series 2002-1 Target Loan Amount to exceed the Series 2002-1 Allocated Loan Amount; and provided, further, that the Revolving Administrative Agent shall have received prior notice thereof together with copies of any documentation related thereto.  Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in clauses (A), (B), (C), (D), (E), (F), (G) or (H) above shall require the written consent of the Revolving Administrative Agent acting at the direction of the Required Revolving Lenders.

(l)  Grant any powers of attorney to any Person for any purposes except where permitted by the Revolving Loan Documents.

(m)  Increase the Series 2002-1 Invested Amount during any Payment Period.

(n)  Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.

(o)  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Pari Passu Indebtedness.

(p)  Knowingly permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Revolving Loans or other transactions contemplated by this Agreement (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (ii) to fund any trade, business or other activities involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license or (iii) in any other manner that would result in any of the Revolving Borrower, the Guarantor, the Revolving Administrative Agent, a Lead Arranger or a Revolving Lender being in breach of any Sanctions or becoming a Restricted Person.

5.3     Use of Websites.

(a)  The Revolving Borrower may satisfy its obligation to deliver any public information to the Revolving Lenders by posting this information onto an electronic website designated by the Revolving Borrower and the Revolving Administrative Agent (the “Designated Website”) by notifying the Revolving Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Revolving Borrower shall supply the Revolving Administrative Agent with one copy in paper form of any information which is posted onto the website.

(b)  The Revolving Administrative Agent shall supply each Revolving Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Revolving Borrower and the Revolving Administrative Agent.

(c)  The Revolving Borrower shall promptly upon becoming aware of its occurrence notify the Revolving Administrative Agent if:

(i)  the Designated Website cannot be accessed due to technical failure;

(ii)  the password specifications for the Designated Website change;

(iii)  any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)  any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)  the Revolving Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Revolving Borrower notifies the Revolving Administrative Agent under Section 5.3(c)(i) or Section 5.3(c)(v) above, all information to be provided by the Revolving Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Revolving Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

SECTION 6.     EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)     the Revolving Borrower shall fail to pay any principal of any Revolving Loan when due in accordance with the terms hereof; or the Revolving Borrower shall fail to pay any interest on any Revolving Loan, fees or any other amount payable hereunder or under any other Revolving Loan Document, within three (3) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

(b)     any representation or warranty made or deemed made by the Revolving Borrower or the Guarantor herein or in any other Revolving Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Revolving Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)     the Revolving Borrower shall default in the observance or performance of any agreement contained in Section 5.1(f), Section 5.1(j)(i) or Section 5.2 of this Agreement or the Guarantor shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(i) or 8.2 of the Guaranty Agreement; or

(d)     the Revolving Borrower or the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Revolving Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Revolving Borrower or the Guarantor has knowledge of such default and (ii) the Revolving Borrower or the Guarantor receives written notice thereof from the Revolving Administrative Agent or the Required Revolving Lenders; or

(e)     the Revolving Borrower, BAFC, BFE or any other Investor Certificateholder that is an Affiliate of the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; provided, further, that the immediately preceding proviso shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; or

(f)     any Group Member (other than the Revolving Borrower) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; or

(g)     (i) any Group Member or Bunge Funding shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member or Bunge Funding shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member or Bunge Funding shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Group Member or Bunge Funding shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)     one or more judgments or decrees shall be entered against any Group Member (other than the Revolving Borrower) involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)     one or more judgments or decrees shall be entered against the Revolving Borrower involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j)     any of the Revolving Loan Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Revolving Borrower or the Guarantor shall so assert in writing; or

(k)     a Change in Control of the Guarantor shall have occurred; or

(l)     the Revolving Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from compliance under such Act;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to the Revolving Borrower or the Guarantor, then in such case automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Revolving Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the consent of the Required Revolving Lenders, the Revolving Administrative Agent may, or upon the request of the Required Revolving Lenders, the Revolving Administrative Agent shall, by notice to the Revolving Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; (ii) with the consent of the Required Revolving Lenders, the Revolving Administrative Agent may, or upon the request of the Required Revolving Lenders, the Revolving Administrative Agent shall, by notice to the Revolving Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Revolving Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Revolving Lenders, the Revolving Administrative Agent may, or upon the request of the Required Revolving Lenders, the Revolving Administrative Agent shall, by notice to the Revolving Borrower, instruct the Revolving Borrower to, and in such event the Revolving Borrower shall, instruct the Trustee of the Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable (provided that, for the avoidance of doubt, the Revolving Borrower acknowledges and agrees that if it fails to give such instructions, the Revolving Administrative Agent may do so on its behalf).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Revolving Borrower.

SECTION 7.     THE AGENTS

7.1     Appointment.  Each Revolving Lender hereby irrevocably designates and appoints the Revolving Administrative Agent as the agent of such Revolving Lender under this Agreement and the other Revolving Loan Documents, and each such Revolving Lender irrevocably authorizes the Revolving Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Revolving Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Revolving Administrative Agent by the terms of this Agreement and the other Revolving Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Revolving Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Revolving Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Revolving Loan Document or otherwise exist against the Revolving Administrative Agent.

7.2     Delegation of Duties.  The Revolving Administrative Agent may execute any of its duties under this Agreement and the other Revolving Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Revolving Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

7.3     Exculpatory Provisions.  Neither the Revolving Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Revolving Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Revolving Lenders for any recitals, statements, representations or warranties made by any Revolving Loan Party or any officer thereof contained in this Agreement or any other Revolving Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Revolving Administrative Agent under or in connection with, this Agreement or any other Revolving Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Revolving Loan Document or for any failure of any Revolving Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Revolving Administrative Agent shall not be under any obligation to any Revolving Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Revolving Loan Document, or to inspect the properties, books or records of any Revolving Loan Party.

7.4     Reliance by Revolving Administrative Agent.  The Revolving Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Guarantor or the Revolving Borrower), independent accountants and other experts selected by the Revolving Administrative Agent.  The Revolving Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Revolving Administrative Agent.  The Revolving Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Revolving Loan Document unless it shall first receive such advice or concurrence of the Required Revolving Lenders (or, if so specified by this Agreement, all Revolving Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Revolving Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Revolving Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Revolving Loan Documents in accordance with a request of the Required Revolving Lenders (or, if so specified by this Agreement, all Revolving Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Revolving Lenders and all future holders of the Revolving Loans.

7.5     Notice of Default.  The Revolving Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Revolving Administrative Agent has received notice from a Revolving Lender, the Guarantor or the Revolving Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Revolving Administrative Agent receives such a notice, the Revolving Administrative Agent shall give notice thereof to the Revolving Lenders.  The Revolving Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Revolving Lenders (or, if so specified by this Agreement, all Revolving Lenders); provided that unless and until the Revolving Administrative Agent shall have received such directions, the Revolving Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Revolving Lenders.

7.6     Non-Reliance on Revolving Administrative Agent and Other Lenders.  Each Revolving Lender expressly acknowledges that neither the Revolving Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Revolving Administrative Agent hereafter taken, including any review of the affairs of a Revolving Loan Party or any Affiliate of a Revolving Loan Party, shall be deemed to constitute any representation or warranty by the Revolving Administrative Agent to any Revolving Lender.

Each Revolving Lender represents to the Revolving Administrative Agent that it has, independently and without reliance upon the Revolving Administrative Agent or any other Revolving Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Revolving Loan Parties and their Affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement.  Each Revolving Lender also represents that it will, independently and without reliance upon the Revolving Administrative Agent or any other Revolving Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Revolving Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Revolving Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Revolving Lenders by the Revolving Administrative Agent hereunder, the Revolving Administrative Agent shall not have any duty or responsibility to provide any Revolving Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Revolving Loan Party or any Affiliate of a Revolving Loan Party that may come into the possession of the Revolving Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

7.7     Indemnification.  The Revolving Lenders agree to indemnify the Revolving Administrative Agent in its capacity as such (to the extent not reimbursed by the Guarantor or the Revolving Borrower and without limiting the obligation of the Guarantor or the Revolving Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against the Revolving Administrative Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Revolving Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Revolving Administrative Agent under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a decision of a court of competent jurisdiction to have resulted from the Revolving Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

7.8     Revolving Administrative Agent in Its Individual Capacity.  The Revolving Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Revolving Loan Party as though the Revolving Administrative Agent were not the Revolving Administrative Agent.  With respect to its Revolving Loans made or renewed by it, the Revolving Administrative Agent shall have the same rights and powers under this Agreement and the other Revolving Loan Documents as any Revolving Lender and may exercise the same as though it were not the Revolving Administrative Agent, and the terms “Revolving Lender” and “Revolving Lenders” shall include the Revolving Administrative Agent in its individual capacity.

7.9     Successor Revolving Administrative Agent.  The Revolving Administrative Agent may resign, or shall resign upon the request of the Required Revolving Lenders in the event the Revolving Administrative Agent becomes a Defaulting Lender and is not a Performing Lender, as Revolving Administrative Agent upon ten (10) days’ notice to the Revolving Lenders and the Revolving Borrower.  If the Revolving Administrative Agent shall resign as Revolving Administrative Agent under this Agreement and the other Revolving Loan Documents, then the Required Revolving Lenders shall appoint from among the Revolving Lenders a successor agent for the Revolving Lenders, which successor agent shall (unless an Event of Default under Sections 6(a), 6(e) or 6(f) with respect to the Revolving Borrower shall have occurred and be continuing) be subject to approval by the Revolving Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Revolving Administrative Agent, and the term “Revolving Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Revolving Administrative Agent’s rights, powers and duties as Revolving Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Revolving Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans.  If no successor agent has accepted appointment as Revolving Administrative Agent by the date that is ten (10) days following a retiring Revolving Administrative Agent’s notice of resignation, the retiring Revolving Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Revolving Lenders shall assume and perform all of the duties of the Revolving Administrative Agent hereunder until such time, if any, as the Required Revolving Lenders appoint a successor agent as provided for above.  After any retiring Revolving Administrative Agent’s resignation as Revolving Administrative Agent, the provisions of this Section 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Revolving Administrative Agent under this Agreement and the other Revolving Loan Documents.

7.10     Lead Arrangers and Bookrunners.  Neither the Revolving Joint Lead Arrangers nor the Joint Bookrunners shall have any duties or responsibilities hereunder in its capacity as such.  No Revolving Joint Lead Arranger or Joint Bookrunner shall have or be deemed to have any fiduciary relationship with any Revolving Lender.

7.11     Revolving Administrative Agent Communications.  The Revolving Administrative Agent shall provide to each Revolving Lender a copy of each material report, certificate, statement or other communication required to be delivered to it under the Revolving Loan Documents and which has not been delivered to the Revolving Lenders; provided, that posting by the Revolving Administrative Agent to Intralinks or to a similar electronic distribution location shall satisfy the requirements of this Section.  Without limiting the foregoing, none of such Revolving Lenders shall have or be deemed to have a fiduciary relationship with any Revolving Lender.  The Revolving Lenders are not partners or co-venturers, and no Revolving Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Revolving Administrative Agent) authorized to act for, any other Revolving Lender.

SECTION 8.     MISCELLANEOUS

8.1     Amendments and Waivers.  (a)   Neither this Agreement, any other Revolving Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1.  The Required Revolving Lenders and each Revolving Loan Party party to the relevant Revolving Loan Document may, or, with the written consent of the Required Revolving Lenders, the Revolving Administrative Agent and each Revolving Loan Party party to the relevant Revolving Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Revolving Loan Documents for the purpose of adding any provisions to this Agreement or the other Revolving Loan Documents or changing in any manner the rights of the Revolving Lenders or of the Revolving Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Revolving Lenders or the Revolving Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Revolving Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (w) reduce (by way of forgiveness or otherwise) the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement or the other Revolving Loan Documents shall not constitute a reduction in the rate of interest or fees for purposes of this clause (w)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Lender’s Revolving Commitment, or increase any Revolving Lender’s Aggregate Exposure Percentage, in each case without the written consent of each Revolving Lender directly affected thereby; (x) eliminate or reduce the voting rights of any Revolving Lender, or otherwise amend any provisions, under this Section 8.1 without the written consent of such Revolving Lender; (y) waive any of the conditions set forth in Section 4.1 or Section 4.2, reduce any percentage specified in the definition of Required Revolving Lenders, consent to the assignment or transfer by the Revolving Borrower of any of its rights and obligations under this Agreement and the other Revolving Loan Documents, amend or waive Sections 3.18, 5.1(k) or 5.2(p), or release the Guarantor from its obligations under the Guaranty Agreement, or assign any obligations under the Guaranty Agreement, effect any action pursuant to Section 17 of the Guaranty Agreement, or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Revolving Lenders, in each case without the written consent of all Revolving Lenders; or (z) amend, modify or waive any provision of Section 7 without the written consent of the Revolving Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Revolving Lenders and shall be binding upon the Revolving Loan Parties, the Revolving Lenders, the Revolving Administrative Agent and all future holders of the Revolving Loans.  In the case of any waiver, the Revolving Loan Parties, the Revolving Lenders and the Revolving Administrative Agent shall be restored to their former position and rights hereunder and under the other Revolving Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)  Notwithstanding Section 8.1(a), the Revolving Commitments and Aggregate Exposure of any Defaulting Lender that is not a Performing Lender shall be disregarded for all purposes of any determination of whether the Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1(a)), provided that any waiver, amendment or modification requiring the consent of all Revolving Lenders or each affected Revolving Lender shall require the consent of such Defaulting Lender.

8.2     Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Revolving Borrower and the Revolving Administrative Agent, and as set forth in an administrative questionnaire delivered to the Revolving Administrative Agent in the case of the Revolving Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Revolving Borrower:	1391 Timberlake Manor Parkway Chesterfield, Missouri 63017 Attention: Treasurer Tel. No: (314) 292-2908 Telecopy: (314) 292-4908

with a copy to: Bunge Limited 50 Main Street White Plains, New York 10606 Attention: Treasurer Tel. No.: (914) 684-3365 Telecopy: (914) 684-3283

Revolving Administrative Agent:
Sumitomo Mitsui Banking Corporation
Agency Services
277 Park Avenue
New York, New York 10172
Attention:  Priscilla Mark
Tel. No: (212) 224-4265
Telecopy: (212) 918-1633

with a copy to:

Sumitomo Mitsui Banking Corporation
US Corporate Banking
277 Park Avenue
New York, NY 10172
Attention: Patrick McGoldrick
Tel. No.: (212) 224-4228

provided that any notice, request or demand to or upon the Revolving Administrative Agent or the Revolving Lenders shall not be effective until received.

8.3     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Revolving Administrative Agent or any Revolving Lender, any right, remedy, power or privilege hereunder or under the other Revolving Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4     Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Revolving Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder.

8.5     Payment of Expenses, Indemnities and Taxes.  The Revolving Borrower agrees (a) to pay or reimburse the Revolving Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Revolving Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Revolving Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Revolving Borrower prior to the Revolving Closing Date (in the case of amounts to be paid on the Revolving Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Revolving Administrative Agent shall deem appropriate,

(b) to pay or reimburse each Revolving Lender and the Revolving Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Revolving Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Revolving Lender and of counsel to the Revolving Administrative Agent, (c) to pay, indemnify, and hold each Revolving Lender and the Revolving Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Revolving Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Revolving Lender and the Revolving Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Revolving Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties owned by such Group Members and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Revolving Loan Party under any Revolving Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Revolving Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Revolving Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Revolving Loan Documents or the transactions contemplated hereby or thereby, except to the extent that any such damages are determined in a final and non-appealable judgment of a court of competent jurisdiction, to result from the willful misconduct or gross negligence of such Indemnitee.  All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor.  Statements payable by the Revolving Borrower pursuant to this Section 8.5 shall be submitted to Rajat Gupta (Telephone No. (914) 684-3442; Telecopy No. (914) 684-3283), at the address of Bunge Limited set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Revolving Borrower in a written notice to the Revolving Administrative Agent.  The agreements in this Section 8.5 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.  Notwithstanding the foregoing, and for the avoidance of doubt, this Section 8.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

8.6     Successors and Assigns; Participations and Assignments.

(a)  This Agreement shall be binding upon and inure to the benefit of the Revolving Borrower, the Revolving Lenders, the Revolving Administrative Agent, all future holders of the Revolving Loans and their respective successors and assigns, except that (i) the Revolving Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Revolving Lender and (ii) any attempted assignment or transfer by the Revolving Borrower without such consent shall be null and void.

(b)  Any Revolving Lender other than any Conduit Lender may, without the consent of the Revolving Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than the Revolving Borrower or any of its Affiliates or a natural Person) (each, a “Participant”) participating interests in any Revolving Loan owing to such Revolving Lender, the Revolving Commitment of such Revolving Lender or any other interest of such Revolving Lender hereunder and under the other Revolving Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Revolving Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Revolving Lender shall remain solely responsible for the performance thereof, such Revolving Lender shall remain the holder of any such Revolving Loan for all purposes under this Agreement and the other Revolving Loan Documents, and the Revolving Borrower and the Revolving Administrative Agent shall continue to deal solely and directly with such Revolving Lender in connection with such Revolving Lender’s rights and obligations under this Agreement and the other Revolving Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Revolving Loan Document, or any consent to any departure by any Revolving Loan Party therefrom, except any amendment, waiver or consent described in clause (i) of the proviso to Section 8.1 that affects such Participant, in each case to the extent subject to such participation.  The Revolving Borrower agrees that if amounts outstanding under this Agreement and the Revolving Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Revolving Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Revolving Lenders the proceeds thereof as provided in Section 8.7 as fully as if it were a Revolving Lender hereunder.  The Revolving Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (and subject to the limitations thereof) with respect to its participation in the Revolving Commitments and the Revolving Loans outstanding from time to time as if it was a Revolving Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of Section 2.14 (including the requirements under Section 2.14(f) and Section 2.14(g) (it being understood that the documentation required under Section 2.14(f) and Section 2.14(g) shall be delivered to the participating Revolving Lender)) as if it was a Revolving Lender, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Sections 2.13, 2.14 or 2.15 (as the case may be) than the transferor Revolving Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Revolving Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law made subsequent to the date hereof that occurs after the Participant acquired the applicable participation.  Each Revolving Lender that sells a participation shall, acting as a non-fiduciary agent on behalf of the Revolving Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under this Agreement (the “Participant Register”); provided that no Revolving Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments or Revolving Loans or its other obligations under any Revolving Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, or Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Revolving Lender, each Revolving Loan Party and the Revolving Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)  Any Revolving Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Person (other than the Revolving Borrower or any of its Affiliates) (an “Assignee”) all or any part of its rights and obligations under this Agreement, the other Revolving Loan Documents and the Pre-Export Credit Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Revolving Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Revolving Borrower and the Revolving Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and in the case of the Revolving Borrower shall be deemed to have been given if the Revolving Borrower has not responded to a proposed assignment within ten (10) Business Days following its receipt of notice of such proposed assignment) shall be required in the case of (x) any assignment to a Person that is not a Revolving Lender or a Revolving Lender Affiliate or (y) any assignment of a Revolving Commitment to a Person that is not a Revolving Lender or a Revolving Lender Affiliate (except that the consent of the Revolving Borrower shall not be required for any assignment that occurs when either a Default or an Event of Default shall have occurred and be continuing), (ii) unless otherwise agreed by the Revolving Borrower and the Revolving Administrative Agent, no such assignment to an Assignee (other than any Revolving Lender or any Revolving Lender Affiliate) shall be in an aggregate Dollar Equivalent principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Revolving Lender’s interests under this Agreement and (iii) any such assignment to an Assignee will include a corresponding assignment of the Assignor’s rights and obligations under the Framework Agreement and the Pre-Export Credit Agreement.  For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Revolving Lender and its Revolving Lender Affiliates, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (w) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Revolving Lender hereunder with a Revolving Commitment and/or Revolving Loans as set forth therein, (x) the Assignee thereunder shall become and be deemed a party to the Framework Agreement and a “Revolving Lender” and “Pre-Export Lender” thereunder for all purposes thereof and, to the extent provided in such Assignment and Acceptance, shall enjoy all rights and assume all of the obligations of the Assignor as a Revolving Lender and a Pre-Export Lender set forth in the Framework Agreement, (y) the Assignee thereunder shall become and be deemed a party to the Pre-Export Credit Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and, to the extent provided in such Assignment and Acceptance, shall enjoy all rights and assume all of the obligations of the Assignee as a Pre-Export Lender set forth in the Pre-Export Credit Agreement and (z) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement, the Framework Agreement and the Pre-Export Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto and under the Framework Agreement and the Pre-Export Credit Agreement).  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Revolving Lender hereunder without the consent of the Revolving Borrower or the Revolving Administrative Agent any or all of the Revolving Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 8.6(c).

(d)  The Revolving Administrative Agent, acting as a non-fiduciary agent of the Revolving Borrower solely for tax purposes, shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Revolving Lenders and the Revolving Commitment of, and the principal amount (and stated interest) of the Revolving Loans owing to, each Revolving Lender from time to time, which Register shall be made available to the Revolving Borrower and any Revolving Lender upon reasonable request.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Revolving Borrower, each other Revolving Loan Party, the Revolving Administrative Agent and the Revolving Lenders shall treat each Person whose name is recorded in the Register as the owner of the Revolving Loans and any Notes evidencing the Revolving Loans recorded therein for all purposes of this Agreement.  Any assignment of any Revolving Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Revolving Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Revolving Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 8.6(c), together with payment to the Revolving Administrative Agent of a registration and processing fee of $3,500 (such fee not to be payable by the Revolving Borrower, except for an assignment pursuant to Section 2.18), the Revolving Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)   For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Revolving Lender to any Federal Reserve Bank or any other central bank in accordance with applicable law.

(g)  The Revolving Borrower, upon receipt of written notice from the relevant Revolving Lender, agrees to issue Notes to any Revolving Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h)  Each of the Revolving Borrower, each Revolving Lender and the Revolving Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Revolving Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

8.7     Adjustments; Set-off.

(a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Revolving Lender or to the Revolving Lenders on a non pro rata basis, if any Revolving Lender (a “Benefitted Revolving Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Revolving Lender, if any, in respect of the Obligations owing to such other Revolving Lender, such Benefitted Revolving Lender shall purchase for cash from the other Revolving Lenders a participating interest in such portion of the Obligations owing to each such other Revolving Lender, or shall provide such other Revolving Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Revolving Lender to share the excess payment or benefits of such collateral ratably with each of the Revolving Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Revolving Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Revolving Lenders provided by law, each Revolving Lender shall have the right, without prior notice to the Guarantor or the Revolving Borrower, any such notice being expressly waived by the Guarantor and the Revolving Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor or the Revolving Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Revolving Lender or any branch or agency thereof to or for the credit or the account of the Guarantor or the Revolving Borrower, as the case may be.  Each Revolving Lender agrees promptly to notify the Revolving Borrower and the Revolving Administrative Agent after any such setoff and application made by such Revolving Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.8     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Revolving Borrower and the Revolving Administrative Agent.

8.9     Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10     Integration.  This Agreement, the other Revolving Loan Documents and the Pre-Export Credit Agreement represent the entire agreement of the Guarantor, the Revolving Borrower, the Revolving Administrative Agent and the Revolving Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Revolving Administrative Agent or any Revolving Lender relative to the subject matter hereof not expressly set forth or referred to herein, in the other Revolving Loan Documents or in the Pre-Export Credit Agreement.

8.11     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12     Submission To Jurisdiction; Waivers.  The Revolving Borrower hereby irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Revolving Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Revolving Borrower, as the case may be at its address set forth in Section 8.2 or at such other address of which the Revolving Administrative Agent shall have been notified pursuant thereto;

(d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13     Acknowledgements.  The Revolving Borrower hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Revolving Loan Documents;

(b)     neither the Revolving Administrative Agent nor any Revolving Lender has any fiduciary relationship with or duty to the Revolving Borrower arising out of or in connection with this Agreement or any of the other Revolving Loan Documents, and the relationship between Revolving Administrative Agent and Revolving Lenders, on one hand, and the Revolving Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Revolving Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Revolving Lenders or among the Revolving Borrower and the Revolving Lenders.

8.14     Confidentiality.  Each of the Revolving Administrative Agent and each Revolving Lender agrees to keep confidential all non-public information provided to it by any Revolving Loan Party pursuant to this Agreement that is designated by such Revolving Loan Party as confidential; provided that nothing herein shall prevent the Revolving Administrative Agent or any Revolving Lender from disclosing any such information (a) to the Revolving Administrative Agent, any other Revolving Lender or any Revolving Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, auditors and other professional advisors or those of any of its Affiliates (the “Permitted Parties”), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Revolving Lender’s investment portfolio in connection with ratings issued or any insurer, insurance broker or direct or indirect provider of credit protection with respect to such Revolving Lender or Permitted Parties, (i) to any credit insurance provider relating to the Revolving Borrower and its obligations, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (k) to the CUSIP Service Bureau or any similar organization, (l) in connection with the exercise of any remedy hereunder or under any other Revolving Loan Document or (m) with the prior written consent of the Revolving Borrower.  In addition, the Revolving Administrative Agent and the Revolving Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Revolving Lenders in connection with the administration of this Agreement, the other Revolving Loan Documents, the Revolving Commitments and the Pre-Export Credit Agreement; provided, that the Revolving Administrative Agent and the Revolving Lenders shall have obtained such service providers’ written agreement to maintain the confidentiality of all non-public information relating to this Agreement, the other Revolving Loan Documents and the Pre-Export Credit Agreement.

Each Revolving Lender acknowledges that information furnished to it pursuant to this Agreement, the other Revolving Loan Documents and the Pre-Export Credit Agreement may include material non-public information concerning the Revolving Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Revolving Borrower or the Revolving Administrative Agent pursuant to, or in the course of administering, this Agreement, the other Revolving Loan Documents or the Pre-Export Credit Agreement will be syndicate-level information, which may contain material non-public information about the Revolving Borrower and its Affiliates and their related parties or their respective securities.

Accordingly, each Revolving Lender represents to the Revolving Borrower and the Revolving Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

8.15     WAIVERS OF JURY TRIAL.  THE REVOLVING BORROWER, THE REVOLVING ADMINISTRATIVE AGENT AND THE REVOLVING LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER REVOLVING LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.16     No Bankruptcy Petition Against the Revolving Borrower; Liability of the Revolving Borrower.

(a)  Each of the Revolving Administrative Agent and the Revolving Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Revolving Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Revolving Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws.  This Section 8.16 shall survive the termination of this Agreement.

(b)  Notwithstanding any other provision hereof or of any other Revolving Loan Documents, the sole remedy of the Revolving Administrative Agent, any Revolving Lender or any other Person against the Revolving Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Revolving Borrower under or related to this Agreement or any other Revolving Loan Document shall be against the assets of the Revolving Borrower.  Neither the Revolving Administrative Agent, nor any Revolving Lender nor any other Person shall have any claim against the Revolving Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Section 8.16 apply solely to the obligations of the Revolving Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Guarantor for purposes of the obligations of the Guarantor to any Person under the Guaranty Agreement.

8.17     Conversion of Approved Currencies into Dollars.  Unless the context otherwise requires, any calculation of an amount or percentage that is required to be made by the Revolving Borrower or the Revolving Administrative Agent under the Revolving Loan Documents shall be made by first converting any amounts denominated in Master Trust Approved Currencies other than Dollars into Dollars at the Rate of Exchange.

8.18     U.S.A. Patriot Act.  Each Revolving Lender hereby notifies the Revolving Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Revolving Borrower, which information includes the name and address of the Revolving Borrower and other information that will allow such Revolving Lender to identify the Revolving Borrower in accordance with the Act.

8.19     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Revolving Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Revolving Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-in Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Revolving Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUNGE LIMITED FINANCE CORP. By: /s/ Rajat Gupta Printed Name: Rajat Gupta Title: President

[Signature Page to Revolving Credit Agreement (5-year)]

Sumitomo Mitsui Banking Corporation,
as Revolving Administrative Agent, Revolving
Joint Lead Arranger, Revolving Joint Bookrunner
and Revolving Lender

By: /s/ Toshitake Funaki
Printed Name:  Toshitake Funaki
Title:  Managing Director

[Signature Page to Revolving Credit Agreement (5-year)]

ABN AMRO Bank N.V.,
as Revolving Joint Lead Arranger, Revolving
Joint Bookrunner and Revolving Lender

By: /s/ Fausto José Caron
Printed Name:  Fausto José Caron
Title:  Attorney-In-Fact

By: /s/ Rogier Pieter Anton De Jong
Printed Name:  Rogier Pieter Anton De Jong
Title:  Attorney-In-Fact

[Signature Page to Revolving Credit Agreement (5-year)]

ING Bank N.V.,
as Revolving Joint Lead Arranger, Revolving
Joint Bookrunner and Revolving Lender

By: /s/ Rafael F. Mendes
Printed Name:  Rafael F. Mendes
Title:  Attorney-In-Fact

By: /s/ Eber Faria
Printed Name:  Eber Faria, MD
Title:  Head of Trade & Commodity Finance LATAM

[Signature Page to Revolving Credit Agreement (5-year)]

SCHEDULE 1.1

REVOLVING COMMITMENTS

Revolving Lenders	Revolving Commitment
Sumitomo Mitsui Banking Corporation	$233,333,334
ABN AMRO Bank N.V.	$233,333,333
ING Bank N.V.	$233,333,333
TOTAL REVOLVING COMMITMENTS	$700,000,000

SCHEDULE 3.3

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

EXHIBIT A

FORM OF GUARANTY AGREEMENT

See attached.

EXHIBIT B-1

FORM OF REVOLVING BORROWER RESPONSIBLE OFFICER’S CERTIFICATE

See attached.

EXHIBIT B-2

FORM OF REVOLVING BORROWER SECRETARY CERTIFICATE

See attached.

EXHIBIT B-3

FORM OF GUARANTOR RESPONSIBLE OFFICER’S CERTIFICATE

See attached.

EXHIBIT B-4

FORM OF GUARANTOR SECRETARY CERTIFICATE

See attached.

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to (i) the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Revolving Credit Agreement”), among BUNGE LIMITED FINANCE CORP. (the “Revolving Borrower”), the Revolving Lenders named therein, and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent (the “Revolving Administrative Agent”), (ii) the Framework Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Framework Agreement”), among the Revolving Borrower, the Pre-Export Borrowers, the Revolving Lenders, the Pre-Export Lenders, the Revolving Administrative Agent and the Pre-Export Administrative Agent and (iii) the Pre-Export Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Pre-Export Credit Agreement”), among the Pre-Export Borrowers, the Pre-Export Lenders and the Pre-Export Administrative Agent .  Terms defined in the Revolving Credit Agreement are used herein with the same meanings.

_______________ (the “Assignor”) and ________________ (the “Assignee”) agree as follows:

1.     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a _____% interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations (x) as a Revolving Lender under the Revolving Credit Agreement with respect to those credit facilities contained in the Revolving Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), (y) as a Revolving Lender and a Pre-Export Lender under the Framework Agreement and (z) as a Pre-Export Lender under the Pre-Export Credit Agreement, in a principal amount for each Assigned Facility as set forth on Schedule 1 (the aggregate Dollar Equivalent principal amount of which is not less than $5,000,000, except in the case of an assignment of all the Assignee’s interests under the Revolving Credit Agreement).

2.     The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Revolving Credit Agreement, the Framework Agreement or the Pre-Export Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Revolving Credit Agreement, the Framework Agreement or the Pre-Export Credit Agreement or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Revolving Borrower, the Pre-Export Borrowers, the Guarantor, any of its Subsidiaries or any other obligor or the performance or observance by the Revolving Borrower, the Pre-Export Borrowers, the Guarantor, any of its Subsidiaries or any other obligor of any of their respective obligations under the Revolving Credit Agreement, the Framework Agreement or the Pre-Export Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note(s) (if any) held by it evidencing the Assigned Facilities and (a) requests that the Revolving Administrative Agent (upon request by the Assignee) exchange such promissory note(s) for a new promissory note or promissory notes payable to the Assignee and (b) if the Assignor has retained any interest in the Assigned Facilities, requests that the Revolving Administrative Agent exchange the attached promissory note(s) for a new promissory note or promissory notes payable to the Assignor, in each case, in the amount which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.     The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement; (ii) confirms that it has received a copy of the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement, together with copies of the financial statements delivered pursuant to subsections 5.1(g) and 5.1(h) of the Revolving Credit Agreement and subsection 8.1(a) of the Guaranty, dated May 1, 2018,  by Bunge Limited in favor of the Revolving Administrative Agent and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Revolving Administrative Agent or any other Revolving Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Revolving Credit Agreement, the Framework Agreement or the Pre-Export Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Revolving Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Revolving Credit Agreement, the Framework Agreement or the Pre-Export Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Revolving Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement are required to be performed by it as a Revolving Lender and Pre-Export Lender including its obligation pursuant to subsection 2.14(f) or (g) of the Revolving Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Revolving Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.     The effective date of this Assignment and Acceptance shall be _________, 20__ (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Revolving Administrative Agent for acceptance by it and recording by the Revolving Administrative Agent pursuant to subsection 8.6(c) of the Revolving Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Revolving Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Revolving Administrative Agent).

5.     Upon such acceptance and recording, from and after the Effective Date, the Revolving Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue on or subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Revolving Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.     From and after the Effective Date, (i) the Assignee shall become and be deemed a party to the Revolving Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Revolving Lender thereunder with a Revolving Commitment and/or Revolving Loans as set forth herein and shall be bound by the provisions thereof, (ii) the Assignee shall become and be deemed a party to the Framework Agreement and a “Revolving Lender” and “Pre-Export Lender” thereunder for all purposes thereof and, to the extent provided in such Assignment and Acceptance, shall enjoy all rights and assume all of the obligations of the Assignor as a Revolving Lender and a Pre-Export Lender set forth in the Framework Agreement, (iii) the Assignee shall become and be deemed a party to the Pre-Export Credit Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and, to the extent provided in such Assignment and Acceptance, shall enjoy all rights and assume all of the obligations of the Assignee as a Pre-Export Lender set forth in the Pre-Export Credit Agreement and (iv) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement.

7.     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of ________, 20__ by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance
relating to (i) the Revolving Credit Agreement dated as of May 1, 2018, among BUNGE LIMITED FINANCE CORP. (the “Revolving Borrower”), the Revolving Lenders named therein, and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent (in such capacity, the “ Revolving Administrative Agent”), (ii) the Framework Agreement dated as of May 1, 2018, among the Revolving Borrower, the Pre-Export Borrowers, the Revolving Lenders, the Pre-Export Lenders, the Revolving Administrative Agent and the Pre-Export Administrative Agent and (iii) the Pre-Export Credit Agreement dated as of May 1, 2018, among the Pre-Export Borrowers, the Pre-Export Lenders and the Pre-Export Administrative Agent.

Name of Assignor: Name of Assignee: Effective Date of Assignment:
Dollar Equivalent of Principal Amount Assigned
Revolving Commitment Percentage and corresponding rights and obligations under Framework Agreement and Pre-Export Credit Agreement Assigned
(to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Revolving Lenders)

Accepted: [ASSIGNOR] By:__________________________________ Name: Title:	[ASSIGNEE] By:__________________________________ Name: Title:
Consented To:[1]

1	Consent of the Revolving Administrative Agent and the Revolving Borrower is required only with respect to assignments to a Person not then a Revolving Lender or a Revolving Lender Affiliate and any

SUMITOMO MITSUI BANKING CORPORATION, as Revolving Administrative Agent By:__________________________________ Name: Title:	BUNGE LIMITED FINANCE CORP. By:__________________________________ Name: Title:

assignment of the Revolving Commitment to a Person that does not have a Revolving Commitment (except that the consent of the Revolving Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing).

EXHIBIT D-1

FORM OF LEGAL OPINION OF REED SMITH LLP (REVOLVING LOAN DOCUMENTS)

See attached.

EXHIBIT D-2

FORM OF LEGAL OPINION OF REED SMITH LLP (TRANSACTION DOCUMENTS)

See attached.

EXHIBIT D-3

FORM OF LEGAL OPINION OF CONYERS, DILL & PEARMAN LIMITED

See attached.

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Revolving Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Revolving Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Revolving Lenders hereunder (in such capacity, the “Revolving Administrative Agent”).

Pursuant to the provisions in subsection 2.14(f) of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Revolving Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Revolving Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Revolving Administrative Agent and the Revolving Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Revolving Borrower and the Revolving Administrative Agent, and (2) the undersigned shall have at all times furnished the Revolving Borrower and the Revolving Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ___________________________________

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Revolving Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Revolving Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Revolving Lenders hereunder (in such capacity, the “Revolving Administrative Agent”).

Pursuant to the provisions in subsection 2.14(f) of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Revolving Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Revolving Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Revolving Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Revolving Lender in writing, and (2) the undersigned shall have at all times furnished such Revolving Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________________________________

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Revolving Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Revolving Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Revolving Lenders hereunder (in such capacity, the “Revolving Administrative Agent”).

Pursuant to the provisions in subsection 2.14(f) of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Revolving Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Revolving Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Revolving Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Revolving Lender and (2) the undersigned shall have at all times furnished such Revolving Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________________________________

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Revolving Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Revolving Lenders”), and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent for the Revolving Lenders hereunder (in such capacity, the “Revolving Administrative Agent”).

Pursuant to the provisions in subsection 2.14(f) of the Revolving Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Revolving Credit Agreement or any other Revolving Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Revolving Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Revolving Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Revolving Administrative Agent and the Revolving Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Revolving Borrower and the Revolving Administrative Agent, and (2) the undersigned shall have at all times furnished the Revolving Borrower and the Revolving Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Revolving Credit Agreement and used herein shall have the meanings given to them in the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: ___________________________________

EXHIBIT F

FORM OF
COMMITMENT INCREASE SUPPLEMENT

COMMITMENT INCREASE SUPPLEMENT, dated _________________ (this “Supplement”), to the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Bunge Limited Finance Corp. (the “Revolving Borrower”), the lenders parties thereto (the “Revolving Lenders”), and Sumitomo Mitsui Banking Corporation, as administrative agent (in such capacity, the “Revolving Administrative Agent”) for the Revolving Lenders.

W I T N E S S E T H :

WHEREAS, pursuant to subsection 2.1(b)(i) of the Agreement, the Revolving Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Commitments under the Agreement by requesting one or more Revolving Lenders to increase the amount of its Commitment;

WHEREAS, the Revolving Borrower has given notice to the Revolving Administrative Agent of its intention to increase the aggregate Commitments pursuant to such subsection 2.1(b)(i); and

WHEREAS, pursuant to subsection 2.1(b)(ii) of the Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Agreement by executing and delivering to the Revolving Borrower and the Revolving Administrative Agent a supplement to the Agreement in substantially the form of this Supplement.

NOW THEREFORE, each of the parties hereto hereby agrees as follows:

1.     The undersigned Increasing Lender agrees, subject to the terms and conditions of the Agreement, that on the date this Supplement is accepted by the Revolving Borrower and acknowledged by the Revolving Administrative Agent it shall have its Commitment increased by $______________, thereby making the amount of its Commitment $______________.

2.     The Revolving Borrower hereby represents and warrants that each of the representations and warranties made by the Revolving Borrower in or pursuant to the Revolving Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.4, 3.5 and 3.6 shall be true and correct in all respects on and as of such date as if made on and as of such date.

3.     The Guarantor hereby represents and warrants that each of the representations and warranties made by the Guarantor and each of its Subsidiaries in or pursuant to the Revolving Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date).

4.     Terms defined in the Agreement shall have their defined meanings when used herein.

5.     This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.     This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER], as Increasing Lender

By:
Name:
Title:

Agreed and accepted this ____ day of
____________, ____.

BUNGE LIMITED FINANCE CORP., as Revolving Borrower

By:____________________________
Name:
Title:

BUNGE LIMITED, as Guarantor

By:____________________________
Name:
Title:

Acknowledged this ____ day of
____________, ____.

SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent

By:____________________________
Name:
Title:

EXHIBIT G

FORM OF
ADDITIONAL REVOLVING LENDER SUPPLEMENT

ADDITIONAL REVOLVING LENDER SUPPLEMENT, dated _________________ (this “Supplement”), to the Revolving Credit Agreement, dated as of May 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among Bunge Limited Finance Corp. (the “Revolving Borrower”), the lenders parties thereto (the “Revolving Lenders”), and Sumitomo Mitsui Banking Corporation, as administrative agent (in such capacity, the “Revolving Administrative Agent”) for the Revolving Lenders.

W I T N E S S E T H :

WHEREAS, the Revolving Credit Agreement provides in subsection 2.1(b)(ii) thereof that any financial institution, although not originally a party thereto, may become a party to the Revolving Credit Agreement following consultation by the Revolving Borrower with the Revolving Administrative Agent, by executing and delivering to the Revolving Borrower and the Revolving Administrative Agent a supplement to the Revolving Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Additional Revolving Lender was not an original party to the Revolving Credit Agreement but now desires to become a party thereto.

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.     The undersigned Additional Revolving Lender agrees to be bound by the provisions of the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement and agrees that it shall, on the date this Supplement is accepted by the Revolving Borrower and acknowledged by the Revolving Administrative Agent, (i) become and be deemed a Revolving Lender for all purposes of the Revolving Credit Agreement to the same extent as if originally a party thereto, with a Revolving Commitment of $_______________, (ii) become and be deemed to be a party to the Pre-Export Credit Agreement and a “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy and assume all  obligations as a Pre-Export Lender set forth in the Pre-Export Credit Agreement and (iii) become and be deemed a party to the Framework Agreement and a “Revolving Lender” and “Pre-Export Lender” thereunder for all purposes thereof and shall enjoy all rights and assume all obligations as a Pre-Export Lender set forth in the Framework Agreement.

2.     The undersigned Additional Revolving Lender (a) represents and warrants that it is legally authorized to enter into this Supplement, the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement; (b) confirms that it has received a copy of the Revolving Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(g) and (h) thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Revolving Administrative Agent or any other Revolving Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Revolving Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Revolving Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Revolving Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Revolving Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement and will perform all the obligations which by the terms of the Revolving Credit Agreement, the Framework Agreement and the Pre-Export Credit Agreement are required to be performed by it as a Revolving Lender and Pre-Export Lender.

3.     The undersigned’s address for notices for the purposes of the Revolving Credit Agreement is as follows:

[Address]
Attention:
Tel. No.: ___________
Telecopy: __________

4.     The Revolving Borrower hereby represents and warrants that each of the representations and warranties made by the Revolving Borrower in or pursuant to the Revolving Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.4, 3.5 and 3.6 shall be true and correct in all respects on and as of such date as if made on and as of such date.

5.     The Guarantor hereby represents and warrants that each of the representations and warranties made by the Guarantor and each of its Subsidiaries in or pursuant to the Revolving Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date).

6.     Terms defined in the Revolving Credit Agreement shall have their defined meanings when used herein.

7.     This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

8.     This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF ADDITIONAL REVOLVING LENDER], as Additional Revolving Lender

By:
Name:
Title:

Agreed and accepted this ____ day of
____________, ____.

BUNGE LIMITED FINANCE CORP., as Revolving Borrower

By:____________________________
Name:
Title:

BUNGE LIMITED, as Guarantor

By:____________________________
Name:
Title:

Acknowledged this ____ day of
____________, ____.

SUMITOMO MITSUI BANKING CORPORATION,
as Revolving Administrative Agent

By:____________________________
Name:
Title:

EXHIBIT H

Framework Agreement

See attached.

EXHIBIT I-1

Form of Funding Indemnity Letter

See attached.

EXHIBIT I-2

Form of Solvency Certificate

See attached.